Exhibit 10.7

AGREEMENT

Between

CHAUTAUQUA AIRLINES INC.

And

TEAMSTERS AIRLINE DIVISION

LOCAL 747

REPRESENTING

THE PILOTS
OF CHAUTAUQUA AIRLINES

EFFECTIVE OCTOBER 17, 2003

ARTICLE 1

RECOGNITION AND SCOPE ARTICLE

A.            National Mediation Board Certification

Pursuant to the certification by the National Mediation Board in Case No. R-6199, dated July 30, 1993, the Company hereby recognizes the International Brotherhood of Teamsters, Airline Division, as the duly designated and authorized representative of the Pilots in the employ of the Company for the purposes of the Railway Labor Act, as amended

B.             Purpose of Agreement

The purpose of this Agreement is in the mutual interest of the Company, the Union, and the Pilots in the employ of the Company to provide for the operation of the Company under methods which will further, to the fullest extent possible: the safety of air transportation, the efficiency of operation, and the continuation of employment of Pilots under conditions of reasonable working conditions and proper compensation, and maintain profitability of the carrier.  It is recognized to be the duty of the Company, the Union, and the pilots to cooperate fully for the attainment of these purposes.

C.            Sole Agreement

1.             This agreement shall supersede all existing or previously executed Agreements by and between the Company and the Union or any other labor organization or individual with respect to the rates of pay, rules, or working conditions specifically covered by the provisions of this Agreement in accordance with the provisions of the Railway Labor Act, as amended. Any and all subsequent agreements between the parties shall be reduced to writing, signed by their authorized representatives, and become a part of this Agreement.

2.             Whenever the words “pilot(s)”, “employee(s)”, or “crew member(s)” are used in this Agreement, they designate and refer to only such Pilots as covered by this Agreement. It is further recognized that whenever in this Agreement Pilots or jobs are referred to in either the masculine or feminine gender, it shall be understood to mean both male and female Pilots. It is further understood that there shall be no discrimination by either party against any Pilot who is now, or may become, subject to the terms of this Agreement because of age, race, sex, color, religion, national origin, handicap or disability.

1.1

D.            Scope

1.             This Agreement covers the company, any subsidiary of the company, the company’s parent, any subsidiary of the company’s parent and any future airline certificate(s) created as a subsidiary of the company or subsidiary of the company’s parent.

2.             Except as otherwise provided in this Agreement, all present and future flying (including that international flying which originates or terminates within the United States or its possessions) and all charters, ferry flights (not including ferry flights of newly-acquired aircraft prior to being placed in revenue service), training flights, test flights, (except test flights assigned to management), or other utilization of aircraft owned or leased by the company, the company’s parent or any subsidiary of the company or subsidiary of the company’s parent shall be performed by pilots on the Chautauqua Airlines Pilots’ System Seniority List in accordance with the terms and conditions of this Agreement or any other applicable agreement between the company, the company’s parent or any subsidiary of the company’s parent and the International Brotherhood of Teamsters, Airline Division.

3.             The Company, Subsidiary of the Company, the Company’s Parent or Subsidiary of the Parent shall not establish any new airline (alter ego or otherwise) or acquire a controlling interest in any carrier whether directly or through the Parent or another Subsidiary of the Parent, and maintain it as a separate carrier.  A “Controlling Interest” or “Control” means the ownership of an equity interest representing more than fifty percent (50%) of the outstanding capital stock of an entity or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities then entitled to vote generally in the election of such entity’s board of directors or other governing body.

4.             The Company will not transfer aircraft, or operating authority to its Parent, a Subsidiary of the Parent, or to a Subsidiary of the Company for the purpose of evading the terms of this Agreement. The Company will also not establish a third party leasing device to evade the terms of this agreement.

1.2

E.              Foreign Bases

The Company shall not establish a Pilot Base outside of the 48 Contiguous United States and the District of Columbia without providing advance, written notice to and bargaining with the Union at least sixty (60) days prior to any bid establishing such Base. If the Company and the Union cannot reach agreement on the terms and conditions of the foreign base operation within sixty (60) days, Crewmembers assigned to such Base shall be covered by all terms of this Agreement and the dispute shall be handled in accordance with the procedures set forth in Article 21 (New Aircraft) of this agreement. In any proceeding related to the enforcement of the obligations of this paragraph, the Company will not raise non-applicability of the Railway Labor Act as a defense.  Disputes concerning Crewmembers based at foreign Bases shall be heard by the System Board of Adjustment, as set forth in this Agreement, and the decision of the System Board in such cases shall be enforceable in any court of competent jurisdiction in the United States to the same extent and in the same manner as other cases arising out of interpretation and application of this Agreement.

F.             Furlough Protection

1.             No pilot on the Chautauqua Pilots’ Seniority List as of the date of signing of this Agreement shall be furloughed, except as may be otherwise provided in Article 1.F.2., below.

2.             The Company shall be excused from compliance with the provisions of Article 1.F.1., above to the extent that a circumstance over which the Company does not have control is the cause of such noncompliance.  The term “circumstance over which the Company does not have control” means a natural disaster, a work stoppage by a union-represented employee group at the Company or at an air carrier whose designator code the Company utilizes in holding out its services to the public, grounding of a substantial number of the Company’s aircraft by a government agency or by voluntary action of the Company for safety reasons in lieu thereof; reduction in flying operations because of suppliers being unable to provide sufficient critical materials for the Company’s operations, revocation of the Company’s operating certificate(s), war, terrorism or national emergency, the Company being unable to retain or obtain sufficient aircraft to utilize all pilots protected from furlough or as a result of adverse economic, market or business conditions which may directly impact the Company’s operations.

1.3

G.             Sale/Transfer/Lease of Companies’ Aircraft

The Company or any Subsidiary of the Company, Republic Airways Holdings, Inc. (the Parent) or any Subsidiaries of Republic Airways Holdings, Inc. may not sell, lease or transfer an aircraft to another air carrier or entity for the purpose of evading the terms of this agreement. The Company, Republic Airways Holdings, Inc. (the Parent) or any Subsidiaries of Republic Airways Holdings, Inc. may sell, lease or transfer an aircraft to another air carrier or entity when the Company no longer requires such aircraft for its operation.

H.            Successorship and Mergers

1.             This Agreement including the rates of pay, rules and working conditions set forth in this Agreement shall be binding upon any successor or assign of the Company unless and until changed in accordance with the provisions of the Railway Labor Act, as amended.  For purposes of this paragraph, a Successor or assign shall be defined as an entity which acquires all or substantially all of the assets or equity of a Company through a single transaction or multi-step related transaction which closes within a twelve (12) month period.

2.             No contract or other legally binding commitment involving the transfer of ownership or control pursuant to a Successorship transaction, whether by sale, transfer or lease of the Company, Parent or Subsidiary of the Parent, or substantially all of the assets of any entity, will be signed or otherwise entered into unless it is agreed as a material and irrevocable condition of entering into, concluding and implementing such transaction that this Agreement including the rates of pay, rules and working conditions set forth in this Agreement will be assumed by the successor employer and employees on the then current Chautauqua Airlines system seniority list will be employed in accordance with the provisions of this Agreement.  The Company shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, or assignee of the operation covered by this Agreement or any substantial part thereof.  Such notice shall be in writing with a copy to the Union, at the time the seller, transferor, or lessor executes a definitive agreement with respect to a transaction as herein described.

3.             In the event of a merger of airline operations between the Company and another air carrier the Company will require, as a condition of any such operational merger that provisions be included requiring that the surviving carrier shall provide for fair and equitable integration of the pre-merger pilots’ seniority lists in accordance with Articles 3 and 13 of the Allegheny Mohawk LPPs.

1.4

4.             Integration of the pilot groups shall not occur until the pilot seniority lists are merged pursuant to procedures as described above.

5.             The following additional requirements shall be applicable in the event of a merger, purchase or acquisition involving the Company, regardless of the identity of the surviving carrier or whether formerly separate operations are to be integrated.

a.             Unless and until any operational merger is finally effectuated, the Union will continue to be recognized as the representative of the pre-merger Company pilots, so long as such recognition is consistent with the Railway Labor Act and any applicable rulings or orders of the National Mediation Board.  Recognition of a post-merger representative shall be governed by the Railway Labor Act and by any applicable rulings or orders of the National Mediation Board.

b.             Subject to applicable securities and other laws and regulations, the Company will review with the union the details of any material agreements relating to Successorship transactions in a timely manner, provided that no financial or other confidential business information need be disclosed unless suitable arrangements are made for protecting the confidentiality and use of such information.

c.             The operations of the Company and those of the other air carrier shall be kept separate unless and until the processes described in paragraph b above is completed and the seniority lists of the two pilot groups are integrated in accordance with Sections 3 and 13 of the Allegheny-Mohawk Labor Protective Provisions are completed.  During such time of separate operations, neither aircraft nor pilots shall be interchanged without the Union’s written consent.

d.             Until the processes described in paragraph c above are completed, no flight deck crew member covered by this Agreement shall be reduced in status or pay category as an effect of the merger, purchase or acquisition.

e.             During the period of separate operations pilots on the Chautauqua Pilots System Seniority List prior to the merger, purchase, or acquisition shall operate all aircraft on hand at the Company, all aircraft on firm order to the Company and all aircraft acquired by the Company other than as a result of the transaction after public announcement of the acquisition

1.5

in accordance with this Agreement, provided however that nothing herein shall be construed to prevent fleet reductions which are attributable to economic or other reasons and conditions not related to the transaction, or the retirement of existing aircraft in the normal course of business.

f.              The Company or surviving carrier, if different than the Company, shall meet promptly with the Union upon request to negotiate the implementation of the requirements of this Article.

J.             Dry/Wet Lease

1.            The Company will not enter into any dry/wet lease agreement, or contract with or for any other carrier or entities (government, military or commercial) without mutual agreement with the Union.

a.             No pilot within the bargaining unit will be reduced in status or lose any income or employee benefits while discussions are taking place.

b.             The Union will not disagree to a dry lease when such dry lease is for the sole purpose of leasing out excess aircraft owned or leased by the Company. No aircraft dry leased to another carrier or entity will be operated into or out of any cities where the Company operates. Such dry lease will not result in the reduction in status or the furlough of any Chautauqua Pilot in cases where the dry lease provides a profit to the Company. At the request of the Union it may review the actual dry lease documents.

K.             Expedited Board of Adjustment Procedures

The Company agrees to arbitrate any grievance filed by the Union alleging a violation of this Article 1 on an expedited basis directly before the System Board of Adjustment sitting with a neutral arbitrator mutually acceptable to both parties.  If a mutually agreed upon arbitrator cannot be selected within three (3) days of the filing, an arbitrator will be selected pursuant to Article 18 (Resolution of Disputes) of this Agreement.  The dispute shall be heard no later than thirty (30) days following the submission to the system board (subject to the availability of the arbitrator), and shall be decided no later than thirty (30) days following submission, unless the parties agree otherwise in writing.

1.6

L.             Definitions used in Article 1

“Company” means Chautauqua Airlines, Inc. or any other Subsidiary of the Parent or any future airline certificate created or acquired as a Subsidiary of the Parent.

“Entity” means a natural person, corporation, association, partnership, trust or any other form for conducting business.

“Parent” means Republic Airways Holdings, Inc. or any successor of the Parent.

“Subsidiary” means any entity that is controlled by the Company or the Parent as defined above, herein.

1.7

ARTICLE 2

DEFINITIONS

1.             Agreement- this Collective Bargaining Agreement between the Company and the Union.

2.             Active Status - On the payroll of the Company and subject to work assignment as a pilot, or on paid time off (PDO).  Any pilot who is on an approved leave of absence or furlough is not on active status.

3.             Aircraft Program Designees - Company Check Airmen certified by the FAA to perform FAA certification checkrides in lieu of a FAA Inspector.

4.             Available - A pilot on Company time or duty is considered available until released by the Company.

5.             Base - A geographical location where pilots are stationed from which a Pilot’s duty assignments are calculated to begin and end.  A Pilot may have only one Base at a time.  The terms “base” and “domicile” shall be synonymous for purposes of this Agreement.

6.             Block to Block - The period of time beginning when an aircraft moves under its own power for the purpose of flight and ending when the aircraft comes to rest at the next point of landing or returns to the gate.

7.             Base Month - The month designated in which a Pilot is scheduled to fulfill his annual regulatory qualification requirement, plus (“grace”) or minus (“early”) one month.

8.             Bid - The Standing Bid, Monthly Schedule Bid, Vacation Bid, or other Bid where pilots may set forth their preferences as set forth in this Agreement.

9.             Bid Schedule - A Pilots monthly schedule, which may consist of scheduled pairings, training, and/or reserve duty and contractual days off.

10.           Bid Schedule Award - An bidline awarded in accordance with the terms of this Agreement, consisting of known trip pairings, training days, reserve days and/or days off.

11.           Captain - A Pilot who is in command and who is responsible for the manipulation of, or who manipulates, the flight controls of an aircraft while under way, including takeoffs and landings of such aircraft, and who is qualified to serve and holds a currently effective airmen’s certificate or type rating authorizing him to serve as such a Pilot.

12.           Carryover Pairing - A trip pairing that begins in one bid month and ends in the next month.

13.           Calendar Day - Midnight to midnight local base time.

14.           CDO - Continuous Duty Overnight - A single duty period that crosses over midnight and has certain rights and restrictions which are contained in Sections 6 and 23 (Scheduling/Hours of Service).

2.1

15.           Charter - An offline or online revenue passenger flight that is not a regularly scheduled flight.  Extra sections are not considered charter flights.

16.           Check Event - Any proficiency check, line check, oral examination, or other testing or checking required by the FAA to qualify, re-qualify, or maintain qualification to operate an aircraft in revenue service.

17.           Check Pilot - A pilot who is designated by the Company and authorized by the FAA to administer a check event.

18.           Company Check Airman - Instructor and check pilots who are designated at the sole discretion of the Company and are authorized by the FAA to instruct, train, conduct proficiency checks and line checks, but who do not occupy management positions.  Such Pilots are to be considered line Pilots and are covered by this Agreement.

19.           Composite Bidline - PBS system utilizing pairings not assigned to regular lines in accordance with the work rules of this Agreement that may consist of pairings, reserve and availability days, and days off.

20.           Credit Hour - The hourly unit by which Pilots will be compensated as set forth in this Agreement.

21.           Date of Hire - A Pilot’s first day of Pilot training by the Company after the Pilot becomes an employee of the Company.

22.           Day - A calendar day.

23.           Day Off - A day free from all duty required by the Company.

24.           Deadhead - Crewmember(s) flying or taking surface transportation to or from a flight or operational assignment at the company’s direction

25.           Displace - The right of a pilot to occupy the Status of a junior pilot, subject to any exceptions set forth in this Agreement.

26.           Displacement - The process by which one Pilot displaces another Pilot.

27.           Domestic - The forty-eight (48) contiguous states and the District of Columbia.

28.           Domicile - See “Base”.

29.           Dry Lease - An agreement with another carrier in which the Company provides aircraft to the other carrier.

30.           Duty Day - A calendar day in which a duty period begins or ends and all calendar days away from base while flying a pairing (including deadheading).  Also, any calendar day scheduled for reserve duty or training, or other company directed business.

31.           Duty Period - The elapsed time from the time a pilot is required to report for duty or the actual reporting time, whichever is later, until the time the pilot is released from duty following the debrief period.

2.2

32.           Equipment Type - The make and model of aircraft equipment.  For purposes of this Agreement, aircraft with a common type rating, e.g., EMB 135, EMB 140 and EMB 145 shall be considered one type.

33.           First Officer - A Pilot who is second in command and who is responsible for the manipulation of, or who manipulates, the flight controls of an aircraft while under way, including takeoffs and landings of such aircraft, and who is qualified to serve and holds a currently effective airman’s certificate or type rating authorizing him to serve as such a Pilot.

34.           Flight Time - Block to Block time.

35.           Hot Reserve - A period of time when a pilot is required to be on reserve at an airport location designated by the by the Company.

36.           Immediate Family Member - The employee, spouse, dependent children (including legally adopted) under age 21, and parents of the employee.

37.           Instructor Pilot - A pilot who is qualified to conduct training for the Company.

38.           International - Any point or area outside of the forty-eight (48) contiguous states and the District of Columbia.

39.           Junior - Having less seniority or a higher seniority number than another Pilot.

40.           Line Pilot - A Pilot who is not a Management Pilot, as described in this Agreement, and who is covered by this Agreement.

41.           Line Value - The time value of scheduled block time and/or the value of any assignments to training to include sick/vacation leave.

42.           Longevity - The period of time a Pilot has actively served as a Pilot with the Company.  Longevity commences on the Pilot’s first day of initial ground school training.

43.           Management Pilot - See “Supervisory Pilot”.

44.           Monthly Guarantee - The minimum Pilot pay hours in a contractual month pay period as set forth in this Agreement.

45.           Month - The period starting from the first day of, to and including the last day of each calendar month of the year, except that for Pilot scheduling and pay purposes, January, February, and March will each be considered a thirty (30) day month through the addition of January 31 and March 1 to the month of February.  Leap year results in February being a 31-day month.

46.           Old Sick Bank - Sick time accrued prior to December 5, 1994.

47.           On Call - The time period when a pilot is available for a prospective duty assignment.

48.           Operational Reasons - Actions taken by the Company after careful planning and analysis and not arbitrarily or capriciously.  Operational

2.3

reasons shall not be used by the Company in response to inadequate staffing or on a routine basis to circumvent application of other provisions of this Agreement.  Examples of such reasons shall include, but are not limited to, the following:  (1) to avoid potential flight delay; (2) to avoid potential flight cancellations; and (3) to fulfill FAA regulatory requirements.

49.           PDO Sick Bank - PDO time that has been designated by the Pilot to be used for Sick time and is allowed to be carried over from year to year as provided for in this Agreement.

50.           Per Diem - The compensation a Pilot receives for incidental expenses, i.e., meals, tips, etc., in accordance with this Agreement.

51.           PIC - Pilot in Command who holds a bid award as a Captain.

52.           Pilot - A Pilot who perform the duties of a PIC or SIC and whose name appears on the Pilots’ Seniority List.

53.           Preferential Bid System -

54.           Probationary Period - A Pilot’s first twelve (12) months of active service (exclusive of furlough or leave of absence) with the Company from the pilot’s date of hire.  If a Pilot upgrades to Captain during the probationary period, his probation will end upon completion of the upgrade checkride.

55.           Regular Bidlines - A Pilot’s monthly bid schedule normally consisting entirely of trip pairings.

56.           Release Time - The time when a pilot is released from Company duty.

57.           Report Time - The time a pilot is scheduled to report for duty or the time he actually reports, whichever is later.

58.           Reschedule - A change to the Pilot’s original scheduled assignment.

59.           Reserve Line - A schedule built by the Company in accordance with the work rules of this Agreement which consists of the days a reserve Pilot will be available for duty and days off.

60.           Rest Period - The period of time between the end of a debrief and the report time of the next trip, training or other company directed business.

61.           Scheduled Block Time - The scheduled time contained in a pairing that delineates Block out and Block in times of flight segments.

62.           Senior - A more senior or lower seniority numbered Pilot.

63.           Seniority Date - The date the Pilot first entered initial ground school training incident to employment as a Pilot for the Company.

64.           SIC - Second in Command who holds a bid award as a First Officer.

65.           Standing Bid - The method by which a Pilot expresses a preference for vacancies or future vacancies.

66.           System Seniority List -

67.           Supervisory Pilot - A Pilot designated by the Company to be responsible for managing Pilots and administering Company policy.

2.4

68.           Trip Time - A period of time a Pilot is away from his home base as set forth in this Agreement.

69.           Trip pairing - A flight or series of flights that are paired together and beginning at the Pilot’s base and ending at the Pilot’s base.  Trip pairings may include deadhead.  “Trip pairing”, “trip”, and “pairing” are all synonymous.

70.           Vacancy - A position in a particular status, equipment and base in excess of the number of pilots already in that status, equipment and base.

71.           Vacation bank -

72.           Vacation day - A calendar day off free of all duty as a result of an awarded vacation.

73.           Wet Lease - An agreement with another carrier in which the Company provides an aircraft and crew to the other carrier.

2.5

ARTICLE 3

COMPENSATION

A.            Pay Scales

Pilots will be paid for flight time based on status and longevity in accordance with the hourly rates below.  In computing hours for pay purposes, the actual time flown or the scheduled block time, whichever is greater, will be used.

Captain’s Pay Rates will be as follows for 32 to 49 Seat Turbojet Aircraft:

Captain Pay Rates 32-49 Seat Jet

Year	Oct 1, 2003	Oct 1, 2004	Oct 1, 2005	Oct 1, 2006	Oct 1, 2007
1	$45.39	$46.52	$47.69	$48.64	$49.62
2	$48.06	$49.26	$50.49	$51.50	$52.53
3	$51.33	$52.61	$53.93	$55.01	$56.11
4	$52.93	$54.25	$55.61	$56.72	$57.86
5	$54.55	$55.91	$57.31	$58.46	$59.63
6	$56.24	$57.65	$59.09	$60.27	$61.47
7	$57.97	$59.42	$60.90	$62.12	$63.37
8	$59.77	$61.26	$62.80	$64.05	$65.33
9	$61.61	$63.15	$64.73	$66.02	$67.34
10	$63.54	$65.13	$66.76	$68.09	$69.45
11	$65.50	$67.14	$68.82	$70.19	$71.60
12	$67.82	$69.52	$71.25	$72.68	$74.13
13	$69.61	$71.35	$73.13	$74.60	$76.09
14	$71.76	$73.55	$75.39	$76.90	$78.44
15	$73.98	$75.83	$77.73	$79.28	$80.87
16	$76.20	$78.11	$80.06	$81.66	$83.29
17		$80.06	$82.06	$83.70	$85.37
18			$84.11	$85.79	$87.50
19				$87.93	$89.69
20					$91.94

A pilot who holds the status of 32-49 seat turbojet captain will be paid at the 32-49 seat turbojet captain rate for all assignments unless the pilot incurs actual flight time in the 50-59 seat turbojet, in which case he will paid the higher captain wage rate for that flight time.

3.1

Captain’s Pay Rates will be as follows for 50 to 59 Seat Turbojet Aircraft:

Captain Pay Rates 50-59 Seat Jet

Year	Oct 1, 2003	Oct 1, 2004	Oct 1, 2005	Oct 1, 2006	Oct 1, 2007
1	$51.00	$52.28	$53.58	$54.65	$55.74
2	$54.00	$55.35	$56.73	$57.87	$59.03
3	$57.67	$59.11	$60.59	$61.80	$63.04
4	$59.47	$60.96	$62.48	$63.73	$65.00
5	$61.29	$62.82	$64.39	$65.68	$66.99
6	$63.19	$64.77	$66.39	$67.72	$69.07
7	$65.14	$66.77	$68.44	$69.81	$71.21
8	$67.16	$68.84	$70.56	$71.97	$73.41
9	$69.23	$70.96	$72.73	$74.18	$75.66
10	$71.39	$73.17	$75.00	$76.50	$78.03
11	$73.59	$75.43	$77.32	$78.87	$80.45
12	$76.20	$78.10	$80.06	$81.66	$83.29
13	$78.21	$80.17	$82.17	$83.81	$85.49
14	$80.63	$82.65	$84.71	$86.40	$88.13
15	$83.12	$85.20	$87.33	$89.08	$90.86
16	$85.62	$87.76	$89.95	$91.75	$93.59
17		$89.95	$92.20	$94.04	$95.92
18			$94.50	$96.39	$98.32
19				$98.80	$100.78
20					$103.30

A pilot who holds the status of 50-59 seat turbojet captain will be paid at the 50-59 seat turbojet captain rate for all assignments.

3.2

Captain’s Pay Rates will be as follows for 60 to 78 Seat Turbojet Aircraft:

Captain Pay Rates 60-78 Seat Jet

Year	Oct 1, 2003	Oct 1, 2004	Oct 1, 2005	Oct 1, 2006	Oct 1, 2007
1	$53.55	$54.89	$56.26	$57.39	$58.54
2	$56.70	$58.12	$59.57	$60.76	$61.98
3	$60.55	$62.07	$63.62	$64.89	$66.19
4	$62.44	$64.01	$65.60	$66.91	$68.25
5	$64.35	$65.96	$67.61	$68.96	$70.34
6	$66.35	$68.01	$69.71	$71.10	$72.52
7	$68.40	$70.11	$71.86	$73.30	$74.77
8	$70.52	$72.28	$74.09	$75.57	$77.08
9	$72.69	$74.51	$76.37	$77.90	$79.46
10	$74.96	$76.83	$78.75	$80.33	$81.94
11	$77.27	$79.20	$81.18	$82.80	$84.46
12	$80.01	$82.01	$84.06	$85.74	$87.46
13	$82.12	$84.17	$86.28	$88.01	$89.77
14	$84.66	$86.78	$88.95	$90.73	$92.54
15	$87.28	$89.46	$91.70	$93.53	$95.40
16	$89.90	$92.15	$94.45	$96.34	$98.27
17		$94.45	$96.82	$98.76	$100.73
18			$99.24	$101.22	$103.25
19				$103.74	$105.81
20					$108.47

A pilot who holds the status of 60-78 seat turbojet captain will be paid at the 60-78 seat turbojet captain rate for all assignments unless the pilot incurs actual flight time in a higher paying seat turbojet, in which case he will paid the higher captain wage rate for that flight time.

3.3

Captain’s Pay Rates will be as follows for 79 to 99 Seat Turbojet Aircraft:

Captain Pay Rates 79-99 Seat Jet

Year	Oct 1, 2003	Oct 1, 2004	Oct 1, 2005	Oct 1, 2006	Oct 1, 2007
1	$58.91	$60.38	$61.89	$63.12	$64.39
2	$62.37	$63.93	$65.53	$66.84	$68.17
3	$66.61	$68.27	$69.98	$71.38	$72.80
4	$68.68	$70.40	$72.16	$73.60	$75.07
5	$70.79	$72.56	$74.37	$75.86	$77.38
6	$72.99	$74.51	$76.69	$78.22	$79.78
7	$75.24	$77.12	$79.05	$80.63	$82.24
8	$77.57	$79.51	$81.50	$83.13	$84.79
9	$79.96	$81.96	$84.01	$85.69	$87.40
10	$82.46	$84.52	$86.63	$88.37	$90.13
11	$84.99	$87.11	$89.29	$91.08	$92.90
12	$88.01	$90.21	$92.47	$94.31	$96.20
13	$90.33	$92.59	$94.90	$96.80	$98.74
14	$93.13	$95.46	$97.84	$99.80	$101.80
15	$96.01	$98.41	$100.87	$102.89	$104.95
16	$98.89	$101.36	$103.90	$105.97	$108.09
17		$103.90	$106.49	$108.62	$110.79
18			$109.15	$111.34	$113.56
19				$114.12	$116.41
20					$119.32

A pilot who holds the status of 79-99 seat turbojet captain will be paid at the 79-99 seat turbojet captain rate for all assignments.

First Officer Pay rates for all aircraft types are as follows:

First Officer Pay Rates for All Jet Types

Year	Oct 1 2003	Oct 1, 2004	Oct 1, 2005	Oct 1, 2006	Oct 1, 2007
1	$21.00	$21.52	$22.06	$22.50	$22.95
2	$28.25	$28.96	$29.68	$30.27	$30.88
3	$32.50	$33.31	$34.15	$34.83	$35.52
4	$33.50	$34.34	$35.20	$35.90	$36.62

B.            Line Guarantee

When the Company achieves a ninety-eight point five percent (98.5%) completion factor for the month, a pilot who has been available for duty during the entire month will receive the greater of one hundred percent (100%) of his final bid award line value or his actual flight time, adjusted for trip trades or drops.

3.4

C.            Overtime Pay

1.             Pilot who voluntarily adds a trip (or portion thereof) to his awarded schedule shall be compensated at his applicable hourly rate for the additional flying.

2.             A pilot who performs duty on a scheduled day off will be compensated at the greater of four (4) hours for the duty or his actual flight time in addition to his monthly guarantee.  This paragraph does not apply to a pilot assigned on one (1) of his minimum days off who has that day restored.

D.            Rescheduling

Whenever a pilot is available for a scheduled trip and is rescheduled to perform different flying, he or she will be paid the originally scheduled block time or the actual hours flown, whichever is greater.  This provision does not apply to cancellation of all or part of a trip where no rescheduling for the period of cancellation occurs nor does it apply where the pilot does not fly all or a portion of a trip and he is not rescheduled to perform different flying.

E.             Deadhead Pay

When a pilot is required to deadhead, he will be credited with seventy-five percent (75%) of the scheduled block time of the deadhead.  If no block time is established, then the actual time will be used for air transportation.  If required to deadhead via surface transportation, he shall be credited with fifty percent (50%) of driving time based upon AAA mileage at 50 MPH.  A day consisting solely of deadhead to or from a flight assignment shall be considered a work day.

F.             Taxi Pay

A pilot reporting for or performing a taxi movement that does not involve flying shall receive twelve (12) minutes of pay credit.

G.            Customs Pay

A pilot who clears Customs during an overnight assignment will receive an eighteen (18) minute pay credit.  There shall be one pay credit per overnight.

H.            Check Airman Pay

A Check Airman will be paid in addition to the rates above as provided in Article 16 Check Airmen.

3.5

I.              Monthly Guarantee

1.             A pilot who is available for duty for the full month will be guaranteed a minimum of seventy-five (75) hours of flight pay per month.

2.             A pilot who is unavailable for part of a month will have his guarantee prorated (except for paid vacation or paid sick leave).

J.             Pay Procedures

1.             Pilots will be paid on a bi-monthly basis, i.e., twenty-four (24) pay periods per year.

2.             Pilots will be paid on the fifteenth (15th) and the last day of each month.  If the fifteenth (15th) or the last day of each month falls on a Saturday or Sunday, pilots will be paid on the preceding Friday.  The paycheck on the fifteenth (15th) of the month will adjust for any additional amounts owed the pilot from the previous month.

3.             A pilot will be paid, at his option, by direct deposit into an account for that pilot at a financial institution of the pilot’s choice.

4.             The Company may choose to send the pilot his bi-monthly pay information over the Company’s secure email system.

5.             Longevity increases will be paid as follows:

The current month’s guarantee will be pro-rated from the actual longevity date as defined in Article 9 (Seniority).  All pay over guarantee for the month that the longevity anniversary occurs in will be included in the paycheck on the 15th of the following month at the new rate.

6.             Clerical pay errors involving one hundred ($100.00) dollars or more shall be reconciled within five (5) working days after it is first brought to the company’s attention.  Errors of less than one hundred ($100.00) dollars will be reconciled in the next issued paycheck.

7.             If it is determined that a legitimate clerical pay error of more than one hundred dollars ($100.00) has not been resolved and paid within thirty (30) days of the pilot bringing the error to the Company’s attention, in writing, then the Company shall compensate the pilot for the error amount, plus fifty dollars ($50.00) for inconvenience.

3.6

K.            Timing Out

1.             A pilot who has flown 1,000 block hours in a year will be credited for all work performed during the month that he reaches 1,000 block hours.  In addition he will be paid full value of the trips flown or his minimum monthly guarantee, whichever is greater.  Any remaining months of the year, the pilot will be paid a minimum monthly guarantee of seventy-five (75) hours.

2.             If a pilot’s flight schedule would cause him to be in violation of the FAA 30/7 limitation, the Company shall be allowed to adjust his schedule, but will pay him up to the thirty (30) hour limitation.

L.             Value of a Reserve Day

A reserve pilot called into work will be credited four (4) hours towards his minimum monthly guarantee or the value of the assignment, whichever is greater.  A hot reserve pilot will be credited five (5) hours towards his minimum monthly guarantee or the value of the assignment, whichever is greater.

M.           Training Pay

1.             A pilot who attends a day of recurrent training or checks will be paid four hours (4:00) flight pay for up to six (6) days in any calendar year.

2.             If the company elects to use any method of training such as “home study” to comply with FAA requirements, a pilot will be paid and credited with one (1) hour of flight pay for every two (2) hours of FAA-approved training credit earned in home study.

3.             A pilot in training will be paid no less than the minimum monthly guarantee in accordance with Section J. above.

4.             Line Checks and IOE will be paid in accordance with this Article.

N.            Segment Times

For the purposes of this Article, segment times will be determined using the average of historic enroute (block-to-block) times between city pairs by type of equipment and are attached hereto as Appendix A.

1.             Scheduled block times will be reviewed by a joint Company/Union Scheduling Committee every six (6) months using the prior twelve (12) months to determine whether any adjustments are to be made.

3.7

2.             Adjustments will be made only when the average varies from the established scheduled block time by seven and one-half percent (7.5%) or more, plus or minus.

3.             When a new route is established for which no segment time has been computed in accordance with this section, the initial segment time will be established based upon the marketing time for that segment.  After one hundred twenty (120) days of operation, the scheduled block time will be reviewed.

4.             Non-scheduled flights on routes where no established scheduled block time exists will be credited on the basis of actual (block-to-block) flight time.

5.             “Tests,” “Attempts,” and “Diverted” flights will be paid on the basis of actual (block-to-block) flight time.

6.             Data necessary for an accurate and complete review of segment times will be made available to the Company/Union Scheduling Committee.  After the Union representatives have had an opportunity to review the data, the Company will meet with those representatives upon request, at a mutually agreeable time, to resolve any questions or disputes.  Members of the Company/Union Scheduling Committee will not disclose any confidential or proprietary information provided pursuant to this paragraph.

O.            A pilot holding a Captain’s position shall be compensated for all hours flown at the applicable Captain’s rate.  A Captain qualified First Officer who flies as Captain shall be compensated for those hours at the applicable Captain rate of pay.

P.             A pilot will not be called in for drug testing on a schedule day off.  If drug testing occurs at the end of a trip pairing, the pilot will be notified on the release or, if unable, be notified upon the in-range call.  The pilot will be compensated at a rate of ten dollars ($10.00) per hour, or fraction thereof, prorated for all hours on duty after block in plus fifteen (15) minutes after his last flight segment.  If the pilot is taken to an off-site facility for the drug test, the pilot will be compensated one (1) hour of flight pay above his guarantee.

Q.            Early Report Time

If a pilot is requested to report early, such pilot will be paid at the rate of ten dollars ($10.00) per hour, or fraction thereof, prorated for all hours on duty prior to his originally scheduled report time.

3.8

R.            Holiday Pay

A pilot who is assigned to flight duty or reserve duty on any of the below-listed holidays will receive four (4) hours of flight pay in addition to his monthly guarantee or flight pay accrued for that month.

New Year’s Day

Easter

Memorial Day

Independence Day

Labor Day

Thanksgiving

Christmas

3.9

ARTICLE 4

EXPENSES

A.            Accommodations

1.             The Company and the Union will designate comfortable and adequate single occupancy lodging at all overnight stations (including continuous duty overnights), while a pilot is in training away from his base, and on temporary duty assignments. The Company will pay the cost of such lodging.

2.             The Company will provide the Union Hotel Committee Chairman written notice within a reasonable period of time that it is considering an alternate or new hotel. The Hotel Committee will provide the Company with its comments and recommendations on any proposed changes.  The Committee may also make recommendations to the Company at any time on current hotels.

3.             The Company will make prompt inquiries into complaints related to deterioration of service at any facility that has been approved for layovers.  Prompt remedial action will be taken in those cases where investigation affirms a deterioration of service.

4.             In designating layover accommodations, the Company will attempt to select hotels with normal driving time from the airport, not to exceed fifteen (15) minutes, and consistent with cost considerations.

5.             The Company will provide adequate single occupancy hotel accommodations when a pilot has a scheduled layover of five (5) or more hours scheduled block-in to scheduled block-out.

B.            Per Diem

1.             A pilot will be paid a per diem allowance of $1.45 per trip hour (fractions will be prorated) for assignments commencing on the first full month following the date of signing.  Thereafter, per diem rates shall be increased annually effective on the date of the initial increase by $.05 for the following four (4) years.

2.             A pilot will receive per diem for each trip hour (from report time in base to release time in base), training away from base (including flight training that originates in a pilot’s base), while on hot reserve, temporary assignment or any other duty away from base assigned by the Company.

4.1

3.             Per diem will be included in the first payroll check of the following month, and will encompass all per diem owed for the previous month.

C.            Transportation

1.             The Company will provide transportation between the airport and the lodging facility. If there is no suitable eating facility at the hotel or within reasonable walking distance (taking into account environmental conditions), transportation will be provided to a restaurant.  If the usual transportation from the airport to a hotel is not available within thirty (30) minutes following block-in, the Company will reimburse a pilot for cab fare to the hotel. A pilot using a taxi pursuant to this paragraph must contact Crew Scheduling prior to calling for the taxi or upon reaching the hotel to advise them of the circumstances.  If unable to contact Crew Scheduling, the Company will reimburse the pilot subject to the approval of the Director of Flight Operations. The pilot must provide the Company with a receipt when he files for reimbursement.

2.             When a pilot agrees to drive his personal vehicle at the request of the Company, he will be reimbursed at the current Company mileage rate or $.36 per mile point to point and return, whichever is greater.  A pilot will not be required to drive his personal vehicle.

3.             The Company will provide travel on a booked basis when a pilot is deadheading on line between a pilot’s base and the point of his assigned duty.

D.            General

1.             Subject to space being available and cost considerations, the Company will provide crew room facilities at each base, including space for a Union bulletin board, at least one company-networked computer, a telephone, as well as seating accommodations.

2.             The Company will pay any fee associated with local and /or toll free calls made from a layover hotel.

3.             When, due to irregular operations, special assignments, etc., a pilot incurs lodging or transportation expenses, he will be reimbursed upon presentation of receipts for such expenses, provided he requests and receives advance approval for such expenses.

4.2

4.             At domicile or another location of the pilot’s choice where free parking is not available, the Company will pay for the cost of parking while the pilot is performing duty.  The Company will not be required to pay for parking at more than one (1) location per pilot.  Pay for parking at a location other than the pilot’s domicile shall be required only when such employee parking is available and only to the extent of what the parking would have cost at the pilot’s domicile.

5.             The Company will reimburse each pilot for the cost of passports and visas.  The Company shall also reimburse the pilot for any airport government charges incurred in traveling on Company business.

4.3

ARTICLE 5

MOVING EXPENSES

A.            Eligibility

Successful vacancy bidders, pilots moving to a domicile upon initial employment, and pilots making domicile swaps are not entitled to moving expenses.  The Company will pay moving expenses when:

1.             A pilot is involuntarily displaced to another domicile for any reason; or

2.             A pilot accepts seniority displacement as provided in Article 7 (Vacancies); or

3.             A pilot is recalled from furlough to a domicile other than the domicile he held at the time of the furlough, provided the status to which the pilot is recalled is listed lower on his bid card (displacement bid) than the status from which he was furloughed.  For purposes of this provision, the applicable bid card is that which was on file at the time the pilot received furlough notification.

B.            Moving Benefits

A pilot eligible under the preceding paragraph shall be entitled to:

1.             Actual moving expenses for a professional mover, including packing materials, shipping and insurance, of household goods and effects up to a total weight of 10,000 lbs.  Packing, unpacking, extra insurance and storage are not covered.  The mover must be approved by the Company.

2.             The Company will reimburse a pilot at the current Company mileage rate or $.36 per mile, whichever is greater, for up to two (2) of the pilot’s registered vehicles driven to the new domicile, using the most direct mileage between domiciles.  One car may be moved prior to the move of the primary residence, and the other (or both) cars would be moved in conjunction with the actual move.

3.             The Company will reimburse a pilot for meals and lodging for the pilot and his immediate family for the time required to travel to the domicile up to five days.  A pilot will be removed from trips and pay-protected for the trips missed which conflict with the time allowed for travel.  A day of travel shall be considered a minimum of three hundred fifty (350) miles by the most direct AAA mileage.  The daily allowance for meals shall be $25.00 per day for the pilot, $25.00 per day for the spouse traveling with the pilot, and $15.00 per day for each dependent traveling with the pilot.

5.1

4.             The Company will pay up to two hundred dollars ($200.00) for termination and hook-up of gas and electric utilities, telephone and cable television (excluding deposits) resulting from a move to a new domicile.

5.             If a lease is broken as a result of moving to a new domicile, and a penalty is incurred, the Company will pay the penalty; not to exceed two (2) months rent.

6.             If immediate occupancy of the new residence is impracticable because of time constraints imposed by the Company, the Company will pay meal and lodging expenses (consistent with paragraph B. above) for up to seven (7) days.  The pilot will make every effort to minimize this expense.  If the moving company reimburses the pilot for these expenses, the Company will have no obligation to make any additional payment.

7.             The Company’s liability for moving expenses under this Article shall not exceed seven thousand dollars ($7,000).  Payment for cost of moving household goods shall be paid directly from the Company to the moving vendor.  All other eligible benefits set forth in this Article shall be paid to the pilot as per B. of this Article.

C.            Moving Days

A pilot who is moving his primary residence will be entitled to four (4) consecutive days off (inclusive of scheduled days off) for a move of seven hundred (700) miles or less, plus one (1) additional day off for each three hundred fifty (350) additional miles.  These days off are to be taken in conjunction with the actual move.  The pilot will be paid for the value of any trip(s) missed.  Moving days may not be requested during the weeks of Thanksgiving, Christmas, and New Years.  The pilot will coordinate scheduling of days off for moving with the Chief Pilot.

D.            General

1.             If a pilot elects not to move, the Company will pay the pilot two hundred fifty dollars ($250.00), which need not be verified by receipts.

2.             When the Company is required to pay moving expenses, nothing in this Article is intended to prevent the Company and the pilot from agreeing to an amount to be paid to the pilot in lieu of the expenses set forth in this Article.

5.2

3.             When the Company is required to pay moving expenses, the move must be coordinated with the Flight Department. Moving expenses should be submitted within thirty (30) days after incurring the expenses. Receipts must verify all moving expenses. The Company will not be liable for any damages incurred during moving.

4.             The Company will not be responsible for paying any expenses incurred under this Article after one (1) years from the actual effective date of the pilot’s assignment to the new domicile.

5.             If a pilot elects to move himself, the rental truck and/or trailer, packing materials, insurance, fuel, and two hundred dollars ($200.00) to offset other costs not included in this paragraph, will be paid to the pilot.

6.             A pilot who is eligible for Company paid moving expenses may elect to have his move paid from a location other than the domicile from which the pilot is being transferred. However, the Company’s financial responsibility will not exceed the cost of moving the pilot from the domicile from which he transferred to his new domicile.

5.3

ARTICLE 6

SCHEDULING

A.            Staffing

It is the Company’s responsibility to determine adequate staffing levels taking into account all known flying, vacations, known sick leave, scheduled training, company related business, and all known absences.

B.            Scheduling Committee

The Union will establish a Scheduling Committee which will meet with the Company for the purpose of facilitating he efficient operation of Article 6 of this Agreement.  The Scheduling Committee will be given access to non-confidential information regarding aircraft flows, block time reports, scheduled training, check rides, vacations, leaves of absence and current staffing in order to ensure compliance with this Agreement.  The Scheduling Committee may submit recommendations to the Company.  The Company will consider and attempt to accommodate the Scheduling Committee’s recommendations to the extent that such recommendations do not compromise efficiency of operations.  When conflicts between the schedule and FARs or this Agreement are verified, the Company will take immediate action to resolve such conflicts.

C.            Bidding and Awarding of Monthly Schedules

The Company will utilize and maintain a Preferential Bidding System (PBS), meeting the requirements in this article and any other terms, which have been mutually agreed upon by the Company and Union, for the construction and awarding of flight schedules.  The Company will provide a means of distribution and receipt of monthly bid packages and awards so that all pilots have access to the bid process.  This will include allowing the pilots to confirm the Company’s receipt of their bids.

1.             Eligibility to Bid

A pilot will bid in his specific equipment, position, and base as indicated on the bid eligibility list as provided in the bid package.

a.             A pilot that will begin a known training event, i.e. attending Initial, Transition, or Upgrade training (from the beginning of ground school to completion of IOE) during the bid period may bid a schedule for the month for that portion which he will be available.

b.             Pilots not eligible to bid but performing duty during the month will receive their schedules(s) as outlined in the appropriate sections of this Agreement (e.g. Training).

6.1

c.             A pilot who will be available to work during the month will be allowed to bid during the bidding process,  and will be awarded a schedule for that portion of the month which he will be available.

2.             A pilot must bid on an approved format submitted to Crew Planning/Scheduling. A pilot will use the electronic bid system set up by the company unless an alternative method has been approved by the company.

3.             Bid packages will be made electronically available via a home access computer system and the Company computer terminals located in each base on or before the date of bid package distribution.

4.             Bidding time line:

a.             Bid packages will be made available to all pilots at each domicile at or before 1200 hours Headquarters time on or before the twelfth (12) of the month prior to the bid period.

b.             A pilot must submit his bid by 1200 hours on or before the 16th of the month prior to the bid period.

c.             The bid award will be made available to all pilots by 1200 hours time on or before the 19th of the month prior to the bid period.

d.             A pilot failing to make a bid or failing to meet the deadline will be assigned a line in the awards as per his standing bid.

5.             The PBS System will generate, track, and provide each pilot a unique receipt for each bid supplied by the pilot.

6.             All eligible pilots may bid for lines based upon their specific equipment and position.  All bids shall be awarded in accordance with seniority.  Awards will be published and made available to all eligible bidders in each base. Either electronically or hard copy.

7.             The Company shall make only the necessary adjustments to awarded lines to correct errors and to ensure minimum days free from duty.

D.            Pairing Construction

It is the responsibility of the Company to prepare and publish the pairings to be bid on by the pilots. The Company will consult with the Scheduling Committee in the preparation and review of the pairings.

6.2

1.             The parties will, meet and confer quarterly or at such other times as mutually agreed upon to review criteria for the construction of pairings to be used in the scheduling of pilots and may jointly agree to modify the criteria from time to time. The objectives for the construction of pairings will be to:

a.             Maximize the pilot’s flight time during a given duty period.

b.             Ensure the ability to carry out the marketing schedule while maintaining on time performance and schedule completion

c.             Ensure that the amount of open time is kept to a minimum,

d.             Maintain a mix of pairing types, e.g. 1-day, 2-day, 3-day, 4-day or 5-day trips.

e.             Ensure stability and continuity from one bid period to the next.

2.             All pairings used for the scheduling or assignment of pilots will comply with all other applicable provisions of the Agreement.

E.             Contents of the Bid Package

1.             The equipment specific bid package for each base will contain the following information:

a.             All known flying arranged in trip pairings including the following schedule information. The company may withhold up to five percent of known flying per aircraft type:

(i)            Report and release times.

(ii)           Pairing number.

(iii)          Flight number.

(iv)          Block and credit time of each segment.

(v)           Block and credit time of the pairing.

(vi)          Duty time.

(vii)         Ground time.

(viii)        Deadhead time.

(ix)           Originating, intermediate, and terminating station.

(x)            RON information, including hotel information, ground transportation, etc.

(xi)           Minimum required rest.

(xii)          Trip time (time away from base, or TAFB).

(xiii)         Aircraft type i.e., EM3, EM4, EM5,

b.             A list of pilots eligible to bid in each base (bid eligibility list).

6.3

c.             Awarded or assigned temporary vacancies.

d.             An anticipated number of lines.

e.             An anticipated number of composite reserve lines.

f.              IOE Instructors and Check Airmen.

g.             Reserve windows (defined twelve (12) hour callout blocks).

h.             Known training assignments including applicable credit.

i.              A list of pilots who are due for recurrent training and/or checkrides and the assigned dates.  The Union and the Company will mutually agree upon a method of distributing and bidding of training relative to E.1.i.

j.              All awarded and available vacation time.

k.             A list of pilots due for medicals.

2.             Following distribution, the Scheduling Committee may review the bid packages for each base and specific equipment. The review of a bid package will be completed within twenty-four (24) hours of its distribution.

3.             When an error or violation is found that would affect a PBS award, the Company will reissue the affected bid package if necessary and may adjust the time and dates for bidding, awarding, review and distribution required for the correction.

F.             Line Construction - Preferential Bidding System

1.             The following procedures will precede line construction:

a.             The company will apply any known absence to a pilot’s schedule.  The virtual credit value of the known absence(s) will be reflected in the total value of the line for purposes of the line building parameters according to F.3 below.

b.             The following virtual credits will apply to absences that are known prior to the close of bids:

(i)	Company Business	5.00 hours per day
(ii)	Training	4.00 hours per day
(iii)	Union Leave	5.00 hours per day
(iv)	Jury Duty Leave	5.00 hours per day
(v)	Military leave	4.00 hours per day

6.4

(vi)	Company Offered Leave	3.00 hours per day
(vii)	Medical Leave	2.60 hours per day
(viii)	Workers Comp	2.60 hours per day
(ix)	Maternity Leave	2.60 hours per day
(x)	Family Medical Leave	2.60 hours per day
(xi)	Personal Leave	2.60 hours per day
(xii)	Non-pay Status	2.60 hours per day
(xiii)	Furlough	2.75 hours per day
(xiv)	Resignation	2.50 hours per day
(xv)	Retirement	2.60 hours per day
(xvi)	Other	2.60 hours per day
(xvii)	Vacation	18.00 hours per week

c.             If a pilot is withheld from service by the Company at the time of bid closing he will bid for a schedule for the following bid period in accordance with this section.

d.             When awarded in a line, recurrent ground training, recurrent check rides, or any company business, will not reduce a pilot’s days off to less than the scheduled minimum as set forth in Article 23 (Hours of Service).

e.             No later than forty-eight (48) hours prior to the closing of each bid period, the Company will make available to the Scheduling Committee the bid eligibility list including known absences.

(i)            If the Scheduling Committee discovers an error or a violation of the Agreement in the bid eligibility list before the bids have been awarded, the committee will notify the Company as soon as practical. Prior to awarding the bids, the Company will correct any error or violation that would affect the accuracy of the PBS award.

(ii)           Prior to awarding the bids for specific equipment and position, the Company will correct any error or violation that it discovers in the bid eligibility list that would affect the accuracy of the PBS award.

2.             Each pilot’s schedule will be constructed by the Company utilizing the PBS and will be a Regular line, CDO Line, Composite line, or a Reserve line.  The PBS will determine the number of Regular lines constructed.  If the PBS is not capable of constructing CDO lines or Reserve lines that comply with this Agreement, the Company will construct such lines.  Regular lines, CDO lines, Composite lines, and Reserve lines will be awarded or assigned in accordance with a pilot’s seniority and this agreement.

6.5

3.             The PBS System, in accordance with this Agreement, will construct as many Regular lines as practicable containing no less than seventy-eight (78) credit hours, no more than ninety (90) credit hours and no less than the minimum days off in base as provided for in Article 23 (Hours of Service).  The remaining Regular and Composite lines will contain no less than seventy-five (75) credit hours, no more than ninety-two (92) credit hours and will contain the minimum days off in base as provided for in Article 23 (Hours of Service).

4.             Regular Lines

a.             After the company has completed the Regular line construction process utilizing the PBS, additional pairings will not be added to or removed from a Regular line except as otherwise provided for in this Agreement.

b.             Regular lines will be subject to the following:

(i)            A Regular line holder will not be assigned charters or reserve days unless the lineholder bids for each respectively.

(ii)           No out of base trips.

5.             Continuous Duty Overnight Pairings (CDOs)

a.             The Company may construct CDO pairings. Such CDO pairings will consist of one (1) duty period and will not be constructed back-to-back except within pure CDO lines.

b.             A pilot on a pure CDO line will be scheduled days off in accordance with Article 23 (Hours of Service) of this agreement.  However, a pilot will not be scheduled for more than four (4) consecutive CDOs.  A minimum of three (3) days off will follow any block of four (4) consecutive CDOs.

c.             CDOs will be scheduled with a minimum of five (5) hours of ground time, block in to block out.  If less than four (4) hours of ground time is realized, a pilot must have twelve (12) hours off duty during his next scheduled rest period.

d.             A CDO trip pairing shall not be scheduled for more than five (5) legs, including Dead Heads.  After the ground time in paragraph c. above, the pilot may have no more than two legs returning him to his base.

6.6

e.             A pilot will not be required to participate in training without his consent during the scheduled ground time on a CDO.

f.              No pilot will be scheduled/rescheduled from a CDO trip to any other trip, other than another CDO.

g.             A test flight will not be a part of a CDO pairing.

h.             CDO trips will terminate and the pilot will be released upon first arrival at his base following the CDO period.

i.              A pilot awarded or assigned a CDO pairing that is not part of a pure CDO line will be released to rest upon completion of that pairing and will not be required to be available for an assignment prior to 0500 on the following day.

6.             Composite Lines

a.             Composite lines will contain days off in accordance with Article 23 (Hours of Service) and may contain some CDOs and reserve duty days.  Composite lines may also contain charters.

b.             To the extent practicable, the PBS will construct composite lines with a minimum of out-of-base trips and reserve.

c.             Composite lines will be credited at four (4) hours virtual flight credit toward the PBS minimum window for each day of reserve.

7.             Reserve Lines

A pilot who is not awarded or assigned a Regular (hard) line, Composite line, or CDO line will be awarded or assigned a Reserve line.

a.             A Reserve line will contain:

(i)            Reserve days and at least the minimum days off as provided for in Article 23 (Hours of Service),

(ii)           In domicile reserve days,

(iii)          Out of domicile reserve days and associated deadhead, if applicable, in accordance with this Article,

6.7

(iv)          Type of reserve (i.e. Reserve callout periods in twelve (12) hour blocks).

b.             Regular reserve days will be credited at four (4) hours flight credit toward the PBS minimum window for each day of regular reserve.

c.             The Company will determine the need for reserves as provided for in this Article for each day of the bid period.  Reserve periods will then be made available for bid by the pilot group.

8.             The Company will complete the line construction process no later than forty-eight (48) hours after the closing of bids.  After the line construction process has been completed, the Company will notify the Scheduling Committee as far in advance as practical of the time that the lines will be ready for review.  Before distribution of the bid award, the committee will have twenty-four (24) hours to review the lines for compliance with this Agreement.

a.             When the committee reviews the lines, the Company will:

(i)            Release from schedule up to two (2) members of the committee.

(ii)           Release from schedule additional members of the committee if the Company and the Union determines they are required; and provided there is adequate reserve coverage.

(iii)          Cover Flight Pay loss for the designated committee members, which will be considered Union Leave and will be reimbursed to the Company by the Union as per Article 12 (Leaves Of Absence).

b.             A member of the committee who reviews the lines on a day off will have the option to receive flight pay equal to five (5) hours above guarantee.

c.             The committee will promptly notify the Company if it discovers an error or violation of the Agreement in the lines in specific equipment and position.  The Company will conduct a re-run of the bid award if a regular, composite or CDO line does not comply with the Agreement or contains an error resulting from a discrepancy in the bid eligibility list, a computer or software (PBS) malfunction or an omission of a known absence.  Any error or violation of the Agreement in

6.8

a reserve line for a category will be corrected prior to distribution of the bid award for that category.

d.             If the Company conducts a re-run of the lines for specific equipment and position(s), the committee will expedite any additional review necessary to complete the process.

e.             The Union’s Scheduling Committee will notify the Company immediately if it does not wish to review the lines.

9.             If the Company conducts a re-run of the lines, the distribution of the bid award may be delayed but will be distributed promptly after completion of the re-run.  Unless the Company and the Union agree otherwise, a re-run of a bid award will not be conducted once the bid award has been distributed.

G.            Displacements

1.             Following distribution of the bid award, the Company may displace a pilot from his awarded or assigned pairing for the purpose of completing required IOE. A pairing obtained by this procedure will be assigned to, or paired with, an IOE Check Airman who is scheduled to perform IOE or a pilot who requires IOE during the bid period.  The displaced pilot will either be released from duty for the remainder of the day or reassigned to a trip within his original trip hour period.  The pilot will be credited with the greater of the value of the trip originally assigned or the trip to which he was reassigned.

2.             If a pilot is displaced from a trip because of minimum experience between a captain and first officer being paired together, the pilot who is displaced will either be reassigned to a trip or released from duty for the remainder of the day and will be credited with the greater value of the trip originally assigned or the trip to which he is reassigned.

3.             The pilot who has been displaced from a trip pairing shall contact crew scheduling for assignment after 1700 base time on the day before each day of the trip from which displaced.

4.             If the pilot was originally assigned an out and back trip pairing or if it is the first day of a multi day trip, crew scheduling may assign a trip according to the following:

a.             If the original report time was before 1000, then crew scheduling may assign a trip pairing that starts at the original report time or later.

6.9

b.             If the original report time was after 1000, then crew scheduling may assign a trip pairing that starts no earlier than two (2) hours before the original report time, but no earlier than 1000.

5.             On subsequent days of a multi-day trip pairing, a pilot will not be assigned a trip starting earlier than 1000 unless given the assignment two (2) nights prior to the assignment without concurrence of the pilot.

6.             The reassignment will end no later than the originally assigned trip pairing without the pilot’s consent.

7.             The pilot will not be assigned any type of reserve without his consent.

8.             If crew scheduling upon contact from the pilot has no assignment, then the pilot shall be given the days off free from any duty.

H.            Award or Assignment of Open Time

1.             The Company will post all open time after the final bid award, and update the post on a daily basis.

2.             Open time that becomes available during the bid period includes pairings or portions thereof dropped because of illness or injury, vacations, leaves of absence, training, charters, extra sections, other revenue flying or those pairings the PBS is unable to award or assign in the line construction process.

3.             A management pilot or an administrative non-flying pilot (supervisory pilot) may only be assigned open time as provided in 4 below.  Time obtained for the purpose of maintaining currency for these pilots is included in the five percent (5%) of known flying as contained E.1.a.

4.             Open time may be assigned to an in base reserve at any time. Open time not awarded or assigned that becomes available after the bids are awarded or assigned, will be picked up in the following order, provided that such assignment shall not conflict with the FARs or any other provision of this Agreement:

a.             Awarded to a Captain who has not completed the required one hundred (100) hours in accordance with FAR 121.434(g) and a First Officer who has not completed seventy-five (75) hours in accordance with FAR 121.434(g); then

6.10

b.             Awarded to any pilot, on a first-come, first-served basis, who volunteers for open time at least seventy-two (72) hours in advance of the scheduled show time but this will not restrict Scheduling’s ability to award open time within seventy-two (72) hours of the scheduled show time; then

c.             Assign to a reserve pilot from another base (this step may be skipped); then

d.             Assign to a supervisory pilot.

I.              Pairing (Trip) Trades and Drops

1.             A pilot may participate in up to seven (7) trip trades or drops each bid period.

2.             A pilot may attempt to trade or drop a trip pairing or pairings, or portions thereof. Pairings or portions thereof picked up in this manner will not be considered overtime.

3.             A pilot may submit a request in writing to Crew Planning/Scheduling at any time to drop a pairing. If sufficient reserves are available the request will be approved. The Company may deny a line holder’s request to drop a pairing if there is insufficient reserve coverage to operate the pairing.

4.             A pilot who has requested a pairing trade or drop will remain responsible for his original pairing until he has been notified that the pairing drop has been approved either by Crew Planning/Scheduling, verbally over a recorded line, on-line or through any other means implemented in the future with the mutual agreement of the Company and the Union.

5.             Trip trade requests may be made in writing (signed by both pilots), verbally over a recorded line with all parties involved agreeing to the trade, on-line, or through any other means implemented in the future with the mutual agreement of the Company and the Union.

a.             Trip trades or drops submitted to Crew Planning/Scheduling should be submitted no less than forty-eight (48) hours prior to the date of the earliest proposed trade.  Crew Planning/Scheduling may waive the forty-eight (48) hour requirement.

b.             Trip trade(s) or drop(s) requests submitted seven (7) days or more prior to the date of the earliest proposed trade will be

6.11

approved or denied at least 48 hours prior to the report time for the earliest trip being traded.

c.             Trip trade or drop requests submitted six (6) days or less prior to the date of the earliest proposed trade will be approved or denied no later than twenty-four (24) hours before the report time for the earliest trip being traded.

6.             Trip trades must not violate the FARs or any portion of this agreement. Crew Planning/Scheduling may require up to a ninety (90) minute buffer when there is a potential for illegality under the FARs or this Agreement.  If a trade is not approved, the pilot will be advised of the non-approval and the reasons for the denial.

7.             A pilot who loses time from his schedule because of a trip trade or drop will have his guarantee adjusted as provided in Article (Compensation) of this Agreement.

J.             Contact of a Pilot While on a Layover

1.             The Company may attempt direct contact with a pilot during a layover subject to the following conditions:

a.             Any time during the layover in the case of a personal or family emergency affecting the pilot.

b.             Within one (1) hour after block in time or one (1) hour before scheduled show time for notification of a change in show or schedule or to avoid a FAR violation.

2.             Unless provided for in 1 above, the Company may NOT directly contact a pilot during any layover that is less than nine (9) hours.  The Company may make every effort to make indirect contact with the pilot through means of hotel resources (such as, but not limited to, having the desk activate the phone message light, a hand written note under the door, message at the front desk).

3.             Should a pilot be directly contacted during a layover outside of the limitations set forth in this paragraph, with the notable exception of a personal or family emergency affecting the pilot, the pilot’s rest will be extended by thirty (30) minutes (the pilot may waive this requirement).

K.            Modifications and Reschedules

1.             A modification is any change to a pairing after its first distribution as a final bid award. The Company may modify a pairing in order to meet operational necessities within the original trip hour periods.

6.12

2.             Unless the pilot consents and/or other mutually agreed upon arrangements are made between the pilot and Crew Planning/Scheduling, a pilot’s pairing will not be modified to extend the pairing into any of his days off for any reason except for circumstances beyond the control of the company (e.g. weather, mechanical).

3.             All rescheduling will be subject to all other applicable provisions of this Agreement.

4.             A pilot holding a reserve line who has received a trip assignment may be rescheduled within the limitations of Articles 6 and 23 (Scheduling/Hours of Service).

5.             After the publication of the final award, a pilot holding a Regular or Composite line may be rescheduled within the limitations of Articles 6 and 23 (Scheduling/Hours of Service).

a.             When a pilot is rescheduled prior to the date on which a flight or deadhead assignment is scheduled to operate, he shall be subject to the following:

i.              When the Company notifies a line holder of a reschedule, the notification will be in a timely and appropriate manner.

ii.             The pilot will not be given an assignment that is scheduled to operate earlier than the scheduled report time of his original pairing without the consent of the pilot unless the original scheduled report time was after 1000, in which case he may be assigned to report earlier than the original report time, but no earlier than 1000.

iii.            The pilot will not be given an assignment with a scheduled release time more than two (2) hours later than the original scheduled release time, without the pilot’s consent.  On a multiple day pairing, the release time will be considered to be the scheduled release time on the last day of the originally scheduled assignment.

b.             When a pilot is rescheduled on the same day on which a flight or deadhead assignment is scheduled to operate, the company will notify the pilot and, at its option:

i.              Direct him to remain on rest if he has not reported for duty;

6.13

ii.             Assign him to complete any remaining flight segment(s) in the pairing;

iii.            Assign him to remain available to move the aircraft for maintenance or repositioning of the crew and/or aircraft;

iv.            Assign him to another pairing with a scheduled release time no more than 2 hours later than the scheduled release time of his original pairing;

v.             Assign him to remain “airport available” up to two (2) hours following notification of rescheduling.  While “airport available” the pilot will remain readily available for any flight or deadhead assignment with a scheduled release time no more than two (2) hours later than the scheduled release time of his original scheduled pairing.  If the pilot has not been assigned after two (2) hours of “airport available”, he is released.

vi.            Release him from all duty.  Once released, he will not be required to remain telephone available for the duration of the original pairing.  For a multi-day pairing, the pilot shall contact Crew Scheduling after 1700 hours base time the day preceding each day of the pairing.  If there is no assignment he will be released for the following day.

L.             Reserve Duty

1.             General

a.             When the Company has a flight assignment to cover, Crew Scheduling will call reserve pilots in reverse order of seniority as long as all other factors are equal and taking into account operational requirements for the specific type and base.  E.g., A senior pilot on reserve is available for two (2) days and a junior pilot is available for four (4) days.  A two (2) day trip is open.  The senior pilot could be assigned if the Company felt it was in its best interest.  If both pilots were available for two (2) days and all other factors were equal, the junior pilot would be called first.

b.             Reserve periods with twelve (12) hour callout periods, will be designated by the Company and published in the bid

6.14

package to be bid on by the pilot group.  The Company will establish the number and start time of the reserve periods. Each reserve period will begin and end in the same day.

c.             Preferences in the bidding for reserve periods will be awarded in specific equipment by position in accordance with seniority among pilots in that specific equipment.

d.             A reserve pilot may not be required to be available during more than one (1) reserve period in any day.  A pilot on reserve will not be scheduled to be on call in excess of twelve (12) hours in a day.  A pilot on reserve may not be assigned to a flight assignment that is scheduled to exceed fourteen (14) hours.

e.             A reserve pilot may not be rescheduled from an awarded reserve period to another reserve period without at least twenty-four (24) hours prior notice to the start of the old or new available period whichever is earlier.

f.              A reserve pilot will not be required to be available on a day off or during a rest period, but will be required to be available during his reserve periods.  A reserve pilot will not be required to start a callout period with less than the minimum rest required by Article 23 (Hours of Service).

g.             For the purposes of calculating days off, a reserve day will be considered a day of work.  Days off will not be moved once awarded.

h.             The Company will make an assignment to an available reserve pilot as far in advance as practical. The assignment, at the time the assignment is made, must be scheduled to commence within the pilot’s reserve period.

i.              If a reserve pilot is given an assignment, either during or in advance of his reserve availability period, he will not be required to be available for the portion of the reserve period prior to the report time of such flight assignment.

j.              Reserve and composite lines will be built to provide coverage for the Company’s anticipated needs and will also include type and time of reserve.

k.             A pilot assigned to sit reserve in another base will be paid per diem and will be provided with hotel accommodations for multi-day assignments.  Multi-day out of base assignments will not exceed four consecutive days from report to release at his permanent base.

6.15

2.             A pilot on reserve who is assigned a trip pairing if removed from the assignment or upon completion of his assignment will either be given another assignment commencing within the reserve period or remain on call in accordance with the following table.

Time Remaining of Original Callout Period	Hours of Remaining Availability
0 to 59 minutes	0
1 to 2:59	1
3 to 4:59	2
5 to 6:59	3
7 to 9:59	4
10 +	5

3.             Upon completion of a trip assignment a reserve pilot shall contact scheduling prior to leaving the base.

4.             When a reserve pilot is given an assignment (prior to his reserve call - call out period), his duty time for pay and rest will commence at the scheduled report time of the assignment.  When a pilot is given an assignment during his available call out period, his duty time for rest calculation will commence at the beginning of his availability in that period and at the start of the assignment for pay purposes.

5.             A pilot on the last day of a reserve sequence may call Crew Planning/Scheduling up to four (4) hours before the reserve shift ends and ask for early release. If adequate reserve coverage is available, Crew Planning/Scheduling will release the pilot without penalty to his compensation.

6.             A reserve period will consist of a twelve (12) hour, same-day callout period.  The pilot will be responsible for maintaining his availability during this period to cover potential assignments from Crew Planning/Scheduling.

7.             A reserve pilot will respond within twenty (20) minutes of first contact from Crew Scheduling.  Once a pilot receives notification of an assignment, he is no longer responsible to be available for contact prior to such assignment until report time.

8.             A reserve pilot will be subject to a one and one-half (1.5) hour call out unless assigned to a domicile where a shorter call out time has been mutually agreed upon by the Company and the Union.  A pilot will make every effort to report earlier.

6.16

9.             A pilot on reserve may use a “pager” at his expense. However, the pilot is solely responsible for ensuring the quality of service of the pager, and any malfunction of a pager is solely the responsibility of the pilot.  The pilot is also solely responsible for ensuring that he remains within the pager’s calling area.  A pilot on reserve will respond to a telephone message or page from the company within twenty (20) minutes, and such time will be included in the call out time required in paragraph c above.

10.           Hot Reserve

a.             A pilot on hot reserve may be scheduled for ten (10) hours of on premise duty and up to fourteen (14) hours of duty including on premise and scheduled flight assignments.  If a hot reserve pilot receives a flight assignment and concludes prior to the ten hours of on premise duty, he/she may be placed back on hot reserve for the remainder of his/her ten (10) hour on premise duty.

b.             A pilot on hot reserve will accrue flight credit according to Article 3 (Compensation).

c.             A pilot on hot reserve will not be required to fly a trip that remains overnight without adequate prior notice.  (If the pilot does not have an overnight bag, the company will allow adequate time for the pilot to retrieve his overnight bag).

d.             A pilot will not be required to be on hot reserve in an airport which is not a base for Chautauqua Airlines.

e.             Hot reserve will only be assigned at airports with a company designated hot reserve lounge area.  A hot reserve lounge area will have comfortable seating, no public access, and noise and lighting can be limited.

f.              If hot reserve is not published for bid, the hot reserve assignments will be equitably allocated among the available short call reserves in reverse seniority order.

M.           Training

The Company will assign training using the procedures set forth in this Agreement. However, the Company may assign a reserve pilot to a one (1) or two (2) day ground training event during his scheduled reserve period(s) provided:

a.             The assignment is in accordance with the reserve assignment procedures of this Agreement; and,

6.17

b.             Failure to assign the training would result in a substantial negative impact in staffing; and,

c.             He is not assigned to other duty on the day he is assigned to training.

N.            Illness or Injury

1.             A line holder who is unable to begin or complete an assignment or portion thereof because of illness or injury will notify Crew Scheduling immediately and will be removed from the assignment and will be considered absent for the duration of the assignment. If the assignment was a pairing and the pairing has commenced, it will normally be assigned to a reserve pilot.

2.             A reserve pilot who is unable to begin or complete an assignment or portion thereof because of illness or injury will immediately notify Crew Scheduling of the day or days that he will not be available and will be removed from the assignment.

3.             A line holder who has called in sick on a multiple day pairing and who is subsequently able to return to flying prior to the completion of the original scheduled duty period, will notify Crew Scheduling of his desire to return to work.

a.             The line holder will coordinate his return to the pairing with Crew Scheduling and will be allowed to return to the pairing at the first opportunity, following notification, that the pairing transits his base provided the pairing has not been assigned to another pilot.

b.             If the line holder is not able to return to his pairing because it does not transit his domicile, he may elect either to:

Remain on sick leave for the duration of his pairing; or, if the company agrees:

Be placed on reserve and be credited the greater of four (4) hours pay credit for each day on reserve or the value of any pairing assigned while on reserve.

4.             A pilot who has called in sick for an assignment and is able to report for his next assignment shall notify Crew Scheduling at least six hours prior to the next assignment.

6.18

O.            General

1.             If two (2) line holders within the same specific equipment and position are scheduled to fly and report for the same pairing, the pilot who was awarded or assigned the pairing as part of his monthly bid award will fly the pairing. If the pairing was not awarded or assigned to either pilot as part of his monthly bid award, the more senior pilot will choose whether he wishes to fly the pairing. The pilot not flying the pairing will be considered displaced in accordance with paragraph G., above.

2.             If a line holder and a reserve pilot within the same specific equipment and position are scheduled to fly and report for the same pairing, the line holder will fly the pairing. The reserve pilot will be reassigned in accordance with paragraph G., above.

3.             The Company will provide the Union’s Scheduling Committee designee(s) (up to two) an individual computer identification and log-in for the purpose of accessing the system in order to monitor compliance with the Agreement. Such access will not include the ability to alter a pilot’s schedule or any parameter of the programs. Each designee will execute an agreement not to reveal his individual computer identification and log-in to any other person, to share computer time or share or discuss any individual’s data with anyone other than the company.

4.             The Company will provide the Union’s Scheduling Committee with information regarding the use of the software data used by the system. Changes to the program software that substantially affect the PBS or the daily tracking system will not be implemented without prior consultation between the parties.

5.             A flight scheduled to terminate (duty end time) before 2400 (midnight) will be considered to have terminated on the same day it was scheduled should it actually terminate prior to 0200 the following day.

6.             Pilots based outside of the United States will be subject to this Agreement.

7.             A reserve pilot must be assigned and scheduled in specific equipment.

6.19

8.             With the concurrence of Crew Scheduling, a pilot may be released from a last leg to base deadhead without penalty to his compensation.

9.             When awarded in a line recurrent training, checkrides, training, or any company business will not reduce a pilots days off to less than the minimum as set forth in Article 23 (Hours of service)

10.           After the bids have been awarded additional parings will not be added to or removed from lines except as otherwise provided for in this agreement.

6.20

ARTICLE 7

VACANCIES

A.            System Staffing

1.             For information purposes, the Company will post projected staffing requirements for each bid period at least sixty (60) days in advance.

2.             No later than ten (10) days after the Company determines that a staffing vacancy exists, it will post a notice of the vacancy.  The notice will specify the status, equipment, and base within which each vacancy will occur.

3.             Bidding for the staffing vacancy will close no earlier than 1700 hours seven (7) days after the posting of the notice of vacancy.

4.             Staffing awards will be posted by 1700 hours four (4) days after the closing of the bid.  The effective date of any award shall not be more than six (6) months from the posting of the award.

B.            Standing Bids

1.             Pilots must submit standing bids indicating order of preference for vacancies in status, equipment, and bases.  Each pilot’s standing bid will include both his system staffing vacancy preference and his displacement preference.  The Company may require pilots to submit new or updated standing bids at least thirty (30) days prior to any circumstances that may cause the existing bid file to become outdated (e.g., base closures, base openings or other substantial operational changes, etc.)

2.             The standing bid on file will be maintained by the Company.  Standing bids will be available for inspection by any pilot during normal office hours.

3.             A pilot may change his standing bid at any time by submitting a new standing bid to the Company.  A pilot must bid on an approved format submitted to the Company by U.S. Mail, overnight express, facsimile, electronically, if available, or any other means mutually agreed upon.

C.            Awarding and Assignment of Vacancies

1.             Subject to applicable restrictions set forth in this Agreement, bids for staffing vacancies will be awarded in order of seniority using standing bids on file as of the date bidding is closed.

7.1

2.             If no pilot bids a vacancy, the Company may assign a pilot to that vacancy in reverse order of seniority.

3.             In order to be awarded a vacancy, pilots must meet the qualifications set forth in Article 10 (Training.)

4.             If the pilot is entitled to seniority displacement, he may exercise his rights under this Article.

5.             The Company will not normally post secondary, tertiary, etc., vacancies caused by filling primary vacancies.

6.             If the pilot is involuntarily displaced, he may exercise his rights under this Article.

7.             If a pilot does not require initial, upgrade or transition training, he will fill the vacancy within forty-five (45) days after the effective date of the award.  If a pilot requires initial, upgrade or transition training, he will be assigned to training not later than sixty (60) days after the effective date of the award.

8.             Once a pilot has successfully completed training, he will fill the vacancy as soon as possible after the effective date of the award.  Prior to filling a vacancy, such pilot may be assigned such duties in his former status, equipment and base.  After completing IOE, once the pilot is assigned by the Company to fly in his new position or the pilot reaches the effective date of the award, he will be pay-protected at the rate of pay for the new position.  If IOE is delayed through no fault of the pilot, the pilot will be pay-protected from the effective date of the award.

9.             A pilot who completes training for a captain position as the result of a system staffing award will be frozen in that equipment type as follows:

a.             A pilot who upgrades to a smaller jet (32-59 seat) captain position is not eligible to bid for transition to a larger jet (60+ seats) captain position for twenty-four (24) months commencing on the effective date of the staffing award or the completion of training, whichever is sooner.

b.             The Company is not required to award a vacancy to a pilot if the vacancy requires initial, upgrade or transition training unless the awarded vacancy has a higher rate of pay.

c.             A captain may not voluntarily downgrade to a first officer position.

7.2

10.           New hire first officers shall be frozen in status and equipment type until eligible to upgrade to a captain position.

11.           The Company may cancel or change an award at any time before its effective date as follows:

a.             The effective date of an award may be changed provided adequate notice is given and the change is not made for arbitrary reasons.

b.             If the Company has given less than seven days notice of the cancellation or change, and the pilot has moved his residence in reliance on the award, the pilot will be considered on temporary duty assignment, with accompanying per diem, transportation and lodging, until assigned to his awarded base or to another permanent base.

12.           If a pilot disagrees with the published results of an award, he must file a written appeal with the Director of Flight Operations within seven (7) days.  A corrected award will be issued, if necessary, after the appeals are considered.  Any subsequent appeal is limited to the most recent changes to the award.

13.           The Company may waive any of the restrictions of this Article on a non-discriminatory basis.  The Union will be notified in advance when any of the restrictions are waived.

D.            Displacements

1.             A pilot is displaced when his seniority will no longer allow him to hold his base, equipment or status.  A base closure or an elimination of equipment type within a base is classified as a displacement event.

2.             The Company will provide at least fourteen (14) days written notice of any force surplus requiring a reduction in the number of pilots in a particular status, equipment or base.

3.             A pilot holding an award in the surplus status, equipment or base will be displaced in inverse order of seniority.

7.3

4.             Displaced pilots, in order of seniority, will be afforded the following options:

a.             A captain may displace the most junior pilot in the same status and equipment type in the system.

b.             A larger jet captain who is unable to displace a junior captain in the same equipment type may displace the most junior jet captain in smaller jet equipment in the system.

c.             A captain who is unable to displace to another captain position may displace the most junior pilot in first officer status, in the same equipment type in the same base, or, if unavailable, the most junior pilot in first officer status, in the same equipment type in the system.

d.             A first officer who is displaced may displace the most junior first officer in the same equipment type in the system.

e.             A first officer may displace a pilot in another equipment type, if there is no junior first officer in the same equipment type in the system.

E.             Seniority Displacement

1.             A more senior pilot, in eligible status, may elect to be displaced rather than a more junior pilot being involuntarily displaced.  In such case, the more senior pilot will notify Crew Planning of his desire for a voluntary displacement.  A pilot exercising seniority displacement shall exercise the same displacement rights of the junior pilot who would have been displaced.

a.             A pilot who elects seniority displacement will be entitled to the benefits of Article 5 (Moving Expenses).

b.             Seniority displacement will only be allowed in bases where actual reductions occur.  Seniority displacements may not exceed the number of reductions.

7.4

F.             Base Swaps

Pilots requesting a base swap must submit a request in writing to the Company.  Approval of a swap is subject to the following:

1.             No training expense will be incurred by the Company.

2.             The Company will publish in a defined manner accessible to all pilots the details of the proposed base swap for no less than ten (10) days.  If any pilot who is senior to the junior pilot involved in the proposed swap objects in writing before the end of the ten (10) day period, the Company will not grant the requested swap.

3.             If the swap is approved by the Company, it will be approved within fifteen (15) days of the date the Company receives the swap request.  The pilots involved in the swap will coordinate the swap with Crew Scheduling.

G.            Initial Assignments

Initial assignments to new hires will be made based on preference, in seniority order, from positions available to that class.  A new pilot will be given four (4) consecutive days after completion of training (before, during or after I.O.E.) to relocate to his initial assignment.  At the conclusion of such four (4) days, the pilot will be considered assigned to that domicile.

H.            Temporary Vacancies

1.             Temporary vacancies will be any known vacancy anticipated to exist for less than ninety (90) days.

2.             Temporary vacancies will be filled by qualified pilots in seniority order system-wide, provided, however, that the Company is not required to award a temporary vacancy to a pilot who would leave a secondary vacancy which would have to be filled.

3.             A pilot on temporary assignment will have his line of time adjusted to preserve his minimum days off in accordance with Article 23 (Hours of Service).

4.             Pilots filling temporary vacancies away from their base will receive per diem and expenses in accordance with Article 4 (Expenses).  By agreement between the pilot and Crew Scheduling, the pilot may be provided transportation and per diem based upon the pilot’s home of record.

I.              All times referred to in this Article are local time at the Company’s headquarters.

7.5

ARTICLE 8

PAID DAYS OFF

A.            Pilots will accrue PDOs in accordance with the following schedule:

1.	Years Of Service	Monthly Accrual

	1	4.0 hours
	2	4.33 hours
	3	4.67 hours
	4	5.0 hours
	5	5.33 hours
	6	5.67 hours
	7	6.0 hours
	8	7.0 hours
	9	7.33 hours
	10	7.67 hours

PDOs will be charged at four (4.0) hours for each day a PDO is taken.

2.             Pilots must be on active status on or before the fifteenth (15th) day of each month to accrue PDOs for that month.

3.             At year end unused PDOs may be:

a.             Cashed in.

b.             Placed in the PDO Sick Bank, per paragraph D.3. below.

c.             Up to one and one-half (1.5) times a pilot’s annual accrual may be carried over for subsequent use.

B.            PDOs For Annual Vacation

1.             Not later than the 15th day of November, the Company will distribute the annual PDO Request Form for the following calendar year. Annual bids for PDOs must be returned by the 30th day of November.  Pilots will be notified of their annual vacation bid award by the 15th day of December.  Annual bids have priority over the ensuing monthly requests for PDOs.

2.             Annual vacation bids will be awarded in order of seniority within equipment and status.

3.             A pilot’s weekly vacation award is credited and deducted from his/her PDO bank by eighteen (18) hours.

8.1

4.             Vacation bids must be in full week increments, i.e., seven (7) consecutive days, Monday through Sunday. A pilot may bid his/her vacation by projecting the accrual in his/her PDO bank at the time the vacation is taken.  (Example:  As of November 30th, a pilot has only twenty (20) hours in his/her PDO bank, but wishes to take vacation in April and September of the following year.  The pilot may bid the vacation weeks he/she has chosen, because the current accrual rate would cause the PDO bank to have sufficient hours in it at the time of vacation).  A pilot with an insufficient PDO balance who wishes to bid vacation in either January, February or March may “borrow” up to twenty (20) hours to cover the vacation.  If the pilot leaves the employment of the Company before the “borrowed” PDOs are recouped, the Company will deduct the remaining amount from the pilot’s final paycheck.

5.             For a pilot to receive awarded vacation, he/she must have at least sixteen (16) hours in the PDO bank.  If a pilot fails to meet the monthly minimum credit hours required for the month, any vacation time not covered by the PDO balance will be deducted from the pilot’s guarantee.

6.             Annual vacation bid awards will not be changed except by mutual agreement between the Company and the pilot.

7.             The weekly allotment of vacation will be no more than forty percent (40%) below and no more than twenty-five percent (25%) higher than the annualized weekly average.

8.             The annualized weekly average shall be the coming year’s projected accrual plus all PDO hours carried over, divided by one thousand forty (1040) (20 hour week multiplied by 52 weeks).

9.             The annualized averaging of weekly vacation based upon the formula set forth in paragraphs 7. and 8. above shall not cause a reduction in force.

10.           A pilot who is awarded a vacancy in different equipment after having been awarded annual vacation must rebid his annual vacation from remaining available vacation periods in the awarded equipment type.

11.           Annual vacation periods that are vacated will be made available to other pilots on a first-come, first-served basis.

C.            PDOs For Monthly Vacation

1.             Not later than the 1st day of each month, the Company will accept requests for PDOs in the following month (i.e., requests for a PDO

8.2

in March must be submitted by February 1).  Requests will be on a first-come, first-serve basis.  Not later than the 20th day of the month, the Company will post the upcoming month’s schedule that will indicate the PDO award for that month.

2.             The Company will award all bids reasonably possible taking into account the needs of the schedule.

D.            PDO Sick Bank

1.             Pilots may elect payment from their PDO Sick Bank up to one-half (1/2) of the minimum monthly guaranteed hours per pay period for furlough, medical, or family leave.

2.             PDO Sick Bank days may be used for personal or family illness and injuries on or off the job.

3.             There is no maximum number of days which can be placed in the PDO Sick Bank.  During the month of December, pilots may notify the Company of the number of PDOs to be placed in the PDO Sick Bank.

4.             Old Sick Bank days may be used for unscheduled absences, personal or family illness and injuries on or off the job.  Old Sick Bank means the sick time accrued prior to December 5, 1994.

5.             A PDO used for a sick day will be credited and deducted at four (4) hours for each day taken.

E.             General

1.             Accrued PDOs may be exchanged for pay at the pilot’s request.  If a pilot elects to be paid for PDOs in lieu of taking time off, he will be paid at his current hourly rate for each PDO exchanged.  A maximum of fifteen (15) PDOs may be exchanged each month.  A pilot who leaves the employment of the Company will be paid for all PDOs accrued.  In the event of a pilot’s death, the amount will be paid to his estate.

2.             PDOs will be charged only on days the pilot is scheduled to perform duty for the Company.

3.             One (1) PDO will be charged for each continuous duty overnight (CDO) missed as a result of vacation or sick leave.

4.             Additionally, unused PDOs may be contributed to the pilot’s 401(k) at the option of the pilot.  The provisions of this section will become effective January 1, 2004.

8.3

ARTICLE 9

SENIORITY

A.            Seniority Accrual

1.             The seniority of a pilot shall commence on the pilot’s first day of initial ground school training and shall continue to accrue thereafter during his period of service with the Company, except as otherwise provided for in this Agreement.  A pilot’s longevity shall commence concurrently with his seniority date, and shall accrue thereafter during his active service with the Company, excluding leaves of absence, furlough, or other periods as may be provided for in this Agreement.  For initial pay and benefits purposes, the pilot’s date of hire shall be the date he first reports for duty with the Company which shall not be more than thirty (30) days from his seniority date except in cases where there is a delay in completing training due to the pilot’s unavailability.

2.             When two (2) or more pilots are placed on the Chautauqua Pilots System Seniority List on the same date, their names shall be placed according to their age; i.e., the older pilot shall receive the lower number.  When two (2) or more pilots are placed on the Chautauqua Pilots System Seniority List on the same date and have the same birth date, their relative seniority position shall be determined alphabetically by last name with the first letter of the last name closest to “A” being more senior.

3.             Except as otherwise provided for in this Agreement, the Chautauqua Pilots System Seniority List shall govern each pilot in case of promotion or demotion, filling of vacancies, his assignment or reassignment due to expansion or reduction in schedules, his retention in case of reduction in force and his reemployment after his release due to reduction in force.

4.             Once having established a seniority date and relative position on the seniority list, a pilot shall not lose that date and relative position, except as provided in this Agreement.

B.            The Company will post a list of names of all pilots, arranged in the order of system seniority.  Such list will contain the names of all pilots entitled to seniority, whether active or inactive, and the date of employment of each pilot indicating the seniority to which the pilot is entitled.  Such list will be brought up to date and posted at each pilot’s base on a monthly basis with a copy to the Union and each of the Union Executive Council members.

9.1

C.            Protest of Seniority List

1.             A pilot will have thirty (30) days after the posting of the Pilots’ System Seniority List to protest any omission or incorrect posting affecting his seniority or position on the posted list.

2.             A pilot who, at the time of posting of the Pilots’ System Seniority List is on vacation, leave of absence, or furlough may file a protest within thirty (30) days of his return to active duty.

3.             A pilot may protest a subsequent Pilots’ System Seniority List only if it varies from the one immediately preceding it, except when such a list is later changed because of the filing of a subsequent protest by any other pilot on said list, in which case the pilot shall be permitted to file an additional protest.

4.             All protests to the Pilots’ System Seniority List shall be made in writing to the Director of Flight Operations.  The Company shall investigate the protest and shall respond to the pilot in writing within fifteen (15) calendar days.

D.            A pilot whose employment with the Company is permanently severed shall forfeit his seniority rights and that pilot’s name shall be removed from the seniority list.  Such circumstances include, but are not limited to, resignation, discharge for cause, retirement, failure to return to active service following a furlough or leave of absence, or other reasons provided for in this Agreement.

9.2

ARTICLE 10

TRAINING

A.            General

1.             Except as otherwise explicitly provided for in this Agreement, once a pilot is employed by the Company, all training by the Company shall be at Company expense.  Ground school, simulator and flight training, training facilities, training aids, written training materials and equipment utilized for any required training will be provided at no cost to the pilots employed by the Company.

2.             A pilot will have access to his training records during normal business hours.  Upon reasonable request, a pilot will be furnished a copy of all his training records.  A pilot may file a written objection to any portion of his training file to the Director of Training.  The objection will be placed in the pilot’s personnel file and become a part of his permanent record.  The affected pilot alone reserves the right to remove any such objections from his permanent file at any time.

3.             With the exception of ground school, the Company will endeavor to have a pilot retain the same instructor throughout each segment of training.

a.             With the exception of ground school, a pilot may request not to have a certain instructor or evaluator at any time.

b.             A pilot who does not successfully complete a proficiency check, upon written request, may be granted a change of Check Airman for his re-check.

c.             A pilot who does not successfully complete his first attempt at a type ride, upon written request, will be granted a change of Check Airman/evaluator for his re-check if available and the change will not delay the checkride or other training event(s).

4.             Upon request, videotapes of a pilot’s performance in a simulator or aircraft training session will be shown to the pilot upon completion of the pilot’s training session and then erased in the pilot’s presence.  Time spent reviewing such tape(s), if not part of a normal debrief, will not be considered duty time or count toward any time limit contained in this Agreement.  Such time will not be compensated.  Videotapes will only be made for training purposes and with the knowledge of the pilot.

10.1

5.             To the extent practicable, the Company will continue to use full motion flight simulators, specific to the aircraft type, to train on normal, abnormal, and emergency procedures.

6.             If aircraft are to be used for training purposes, no more than two (2) pilots will be scheduled for flight training in the same aircraft at the same time.  This restriction may be waived with the consent of all parties involved.

7.             Unless required by the FAA, a pilot undergoing training will not be required to perform dangerous maneuvers in an aircraft.

8.             Unless required by the FAA, simulators will not be programmed for unrecoverable or experimental maneuvers during proficiency checks.

9.             Unless required by the FAA, a pilot will not be evaluated or required to demonstrate proficiency in simultaneous multiple emergencies or equipment failures in unrelated aircraft systems.

10.           Persons authorized by the Company, qualified in the applicable aircraft type and position and Company procedures, may serve as a non-flying pilot (NFP) during a training or checking event subject to the following:

a.             No instructor or Company Check Airman will serve as a NFP in a simulator while performing their respective duties.

b.             Should an instructor or Check Airman be assigned to be his NFP, however, the pilot being evaluated may request a Professional Standards Committee (PSC) Department of Training Standards representative or another pilot acceptable to the Company and the pilot being trained and/or evaluated to serve as the NFP, if available and the change will not delay the checkride or other training event(s).

c.             The pilot being evaluated may waive the NFP stipulation contained herein.

11.           A pilot may request to have present a representative of the PSC that is acceptable to the Company and the pilot during any phase of his training and evaluation.  Such request shall be granted, so long as the representative’s presence will not delay or interfere with the training and does not cause the Company to incur additional cost or expense.

10.2

12.           Prior Failures:  When a pilot successfully completes an upgrade program, prior failures shall no longer be counted against him for purposes of the number of events that a pilot is entitled by this Article to undertake in subsequent upgrade training.  Once a pilot successfully completes transition training from one type to another type in the same status, prior failures shall no longer be counted against him for purposes of the number of events that a pilot is entitled by this Article to undertake when transitioning to another type.

13.           No pilot shall be required to maintain qualification on more than one type of equipment.  Aircraft such as the EMB 145/140/135 and other aircraft that share a common type rating are considered a single type.

B.            Training Standards

1.             The Company will have a training program for each aircraft type, including differences for each sub-type, in accordance with the applicable FARs, for the training requirements for pilots.  The program will be available for review by the Professional Standards Committee.

2.             Upon request, the Company will meet with the Professional Standards Committee (PSC) to confer on training programs and materials.  All training materials used in training programs will be made available to the PSC.

a.             Any changes in training programs will be brought to the attention of the PSC.

b.             The Company will consider a written recommendation of the PSC regarding the content of training programs.

3.             Proficiency checks will be based on criteria contained in the Company’s FAA approved training programs.  The grading system used will be in accordance with the Company’s FAA approved training program and will reflect whether the pilot has met the qualifications or has not met the qualifications.

4.             An incomplete evaluation caused by illness of the pilot, unavailability of the instructor or evaluator, malfunction of the simulator or other similar events will not be considered a failure.

5.             Nothing herein is intended to limit an instructor or Check Airman from exercising his professional judgment regarding a pilot’s proficiency.

10.3

C.            Training Program Objectives

1.             The purpose of this Article is to enhance a pilot’s ability to complete training successfully and to continue employment as a pilot while maintaining safety of operations as the primary objective.  To that end, a pilot shall receive training sufficient to successfully complete the course of training, as per the Company’s approved training program and this Article.

2.             The Company may terminate training only when, in the opinion of two (2) instructors who have independently evaluated the pilot and determined that the pilot is unable to complete training successfully in accordance with the Company’s training program, unless additional training is recommended by the TRB.

3.             Termination of training for any reason other than illness or personal emergencies will be considered a failure under this Article and will be counted as a failure on the pilot’s permanent record.  With written approval of the Director of Training, voluntary withdrawal from training for reasons other than performance will not be counted as a failure for Pilots Records Improvement Act (“PRIA”) purposes.

4.             Nothing in this Agreement shall be construed to restrict the Company’s ability to offer additional training.

D.            Notice of Training

1.             Initial, Upgrade and Transition Training

a.             Pilots assigned to training will be so notified at least five (5) days prior to commencement of training, unless the pilot waives such notice.  Such notice will include the location, the scheduled training start date, the projected training end date and the name of the pilot’s Company contact while in each segment of training.

b.             The Company will provide a pilot with the ground school portion of his training schedule at least five (5) days prior to the start of ground training, unless the pilot waives such notice.  This schedule will also include any applicable travel information.

2.             Recurrent and Requalification Training

a.             The Company will provide notice in the applicable bid package that a pilot’s recurrent proficiency check is due.  In his monthly scheduled bid award, the Company will provide

10.4

a pilot with notice of his scheduled recurrent proficiency check that will include the location, date, and start time of the recurrent proficiency check.

b.             The Company will provide a pilot with at least seven (7) days notice of a proficiency check reschedule.  Notice of reschedule may be reduced for reasons beyond the control of the Company.  Such notice must be in a timely fashion.

c.             The Company will provide notice in the bid package of the assigned date(s) of recurrent ground school.

d.             A training event may be rescheduled when operationally necessary for reasons beyond the control of the Company.

3.             All notices of training will be posted on the Company website, delivered to the pilot’s Company mailbox, and upon request emailed to the pilot’s personal email address on file with the Company (it is the responsibility of the pilot to ensure the Company has his current personal email address).

4.             A pilot may waive any of the notices within this paragraph.

E.             Training Schedules

1.             Available recurrent training schedules, with a list of pilots requiring such training, will be published in the applicable bid package for that bid period.  A pilot requiring recurrent training may bid and be awarded available training periods in accordance with his seniority. [This paragraph subject to PBS system capability]

2.             A training period may be rescheduled for reasons beyond the control of the Company subject to the following provisions:

a.             A pilot will not suffer a loss in pay as a result of having a training period rescheduled.

b.             If the rescheduled training conflicts with scheduled day(s) off, his training may be rescheduled to occur on those day(s) off and his originally scheduled training period will become days off.  In no event will the reschedule result in lost day(s) off for the pilot.

F.             Travel To and From Training Away From Domicile

1.             Travel to a training event away from a pilot’s base will be “positive space must ride” or crew movement if available under applicable pass policy over the most direct route possible.

10.5

2.             The Company is solely responsible for arranging travel for any pilot attending a training event away from a pilot’s domicile.  The Company will consider any personal schedule conflicts brought to its attention by the pilot regarding the day of travel and will make an effort to work with the pilot to come up with an accommodating travel itinerary for the scheduled day of travel.

G.            Recurrent Training and Line Checks

1.             The Company will provide recurrent training as outlined in the Company’s FAA approved training program applicable to the specific aircraft type and category.  A pilot will take all required recurrent training, proficiency checks, qualifications and line checks as outlined in the training curriculum.  Such checks will be given by an FAA authorized Company Check Airman or FAA examiner, as required.

2.             A First Officer may be given a line check at the same time as the Captain with whom he is paired.

3.             Prior to being given a proficiency check in a flight simulator, the pilot may fly a profile.  The purpose of this profile is to let the instructor and the pilot evaluate his/her ability to adjust to the characteristics of the flight simulator.  If it is determined by mutual agreement that more time is needed prior to taking the flight check, the pilot may take up to two (2) hours, including time required to fly the profile, to become better familiar with the simulator.

H.            Upgrade and Transition Training

1.             A pilot assigned to upgrade or transition training will be removed from line flying for ground school, simulator, and flight training.

2.             The minimum requirements for a First Officer upgrade to Captain are:

a.             ATP written;

b.             2500 hours total pilot time; and,

c.             500 hours multi-engine.

3.             The Company will meet and confer with the EC before waiving any of the above upgrade requirements.  The waiving of such requirements will be accomplished subject to the seniority provisions of this Agreement.

10.6

4.             The Company may not hire a Captain directly off the street who has not been first employed as a First Officer with the Company unless there are no qualified pilots on the seniority list bidding for the position.

5.             Pilots must successfully pass ground training before progressing to flight training.

I.              Scheduling of Training, Rest Periods, and Days Off

1.             Scheduling of Training

a.             Ground school will be scheduled for no more than eight (8) classroom hours per day, exclusive of breaks.  If the training curriculum requires an extra day of less than four (4) hours, that time may be prorated over the period of the ground school.

b.             The Company will use its best efforts not to schedule simulator or flight training between 0100 and 0500.

c.             Except for IOE, a pilot in training will not be required to remain on duty for more than twelve (12) consecutive hours, which may be extended to fourteen (14) to return a pilot to base.  Travel to or from training that takes place outside of the forty-eight (48) contiguous states is exempt from this requirement.

d.             Holidays

(i)            The Company will attempt not to schedule training, other than IOE and line checks, on Thanksgiving, Christmas, or New Year’s Day, no later than 1300 on Christmas Eve or New Year’s Eve nor to begin prior to 1000 the day after Christmas or New Year’s Day.

(ii)           To accommodate travel to return a pilot to his domicile from training the company will attempt to have the schedule be completed by 1700 on Christmas Eve or New Year’s Eve.  Travel to return a pilot to training from his domicile will not be scheduled to commence prior to 0700 on the day after Christmas or the day after New Year’s Day.

(iii)          Training that takes place outside of the forty-eight (48) contiguous states is exempt from these requirements.

10.7

2.             Rest Periods

a.             A pilot in recurrent training will be provided a rest period of at least ten (10) hours prior to and between ground school sessions.

b.             A pilot in recurrent training will be provided a rest period of at least ten (10) hours between ground school and simulator training.

c.             A pilot in recurrent training will be provided a rest period of at least twelve (12) hours between simulator training sessions.

d.             A pilot in training or retraining will be provided a rest period of at least ten (10) hours between ground school, simulator, and flight training sessions.

e.             If, upon completion of training away from base, the Company is unable to return a pilot to his base within the duty limitations set forth in this Article, the pilot will be provided a rest period of at least nine (9) hours.  A pilot may waive this requirement in coordination with Crew Scheduling.

f.              Immediately following the completion of training or travel related to training, a pilot will be provided a rest period of at least minimum base rest as provided in Article 23 (Hours of Service) of this Agreement.

g.             Immediately following the completion of travel from training outside the contiguous forty-eight (48) states that is scheduled for at least four (4) block hours, a pilot will be provided a rest period of at least forty-eight (48) hours.

3.             Days Off

a.             Prior to Training:  pilots assigned to upgrade or transition training shall have a minimum of two (2) calendar days free of duty at their base prior to the commencement of training.  Further, pilots assigned to upgrade or transition training shall also receive two (2) days free of duty prior to their first scheduled revenue flight, but in no case later than five (5) calendar days after successful completion of a proficiency check.  The pilot may waive this requirement.

b.             During Training:  scheduled days off will be published in the training schedule in accordance with the following:

10.8

(i)            A pilot in training or retraining will be provided at least one (1) day off in any seven (7) consecutive day period.

(ii)           A pilot in training or retraining will be provided at least two (2) days off after the completion of training.

4.             A pilot will not be required to do an assignment unrelated to his training while he is assigned to training.

5.             A pilot will not be scheduled for recurrent training during his vacation.

J.             Requalification and Recency of Experience Training

1.             A pilot who loses qualification as a result of an authorized leave of absence will be provided the requalification training required to regain qualification as set forth in the Company’s FAA approved training curriculum and in accordance with Article 12 (Leaves of Absence) of this Agreement.

2.             A pilot who loses currency as required by FAR will be provided the recency of experience training required to regain currency as set forth in the Company’s FAA approved training curriculum.

K.            Failure to Qualify

1.             Initial, Upgrade or Transition Failures

a.             A pilot will be provided the following opportunities to complete his first attempt at initial, upgrade or transition training while participating in a training program:

(i)            A pilot who does not successfully complete an oral examination administered in connection with a proficiency check will be provided with additional training and a second oral examination.  The second oral examination will not occur on the same day as the first oral examination unless the pilot and the Company agree otherwise.

(ii)           A pilot who does not successfully complete any portion of a proficiency check, other than the oral examination, will be provided additional training in the simulator, followed by a second proficiency check or line check.

(iii)          At the pilot’s request, the second proficiency check

10.9

may be monitored by the FAA, if available, or a r representative of the PSC.  Such request shall not unreasonably delay the proficiency check.

b.             A pilot who does not successfully complete his second consecutive attempt at a qualification check during his first attempt at upgrade, transition or initial training as provided in this subsection, will be returned to his former category and position, provided he can successfully complete the qualification check for that equipment.  If, after a second attempt, he does not successfully complete the qualification check for his former category and position, he may be discharged.

(i)            A captain who does not successfully complete training and cannot return to his former position because it no longer exists, will be downgraded to first officer in the equipment to which he was attempting to transition provided he can successfully complete the first officer qualification check for that equipment.

(ii)           A first officer who does not successfully complete upgrade or transition training and cannot return to his former category and position because it no longer exists may be discharged.

(iii)          A pilot will be given two (2) opportunities, following the required training, to be recommended and to successfully complete a qualification check on his second attempt at upgrade or transition training.  A pilot who does not successfully complete the qualification check or is not recommended for the second check may be discharged.

c.             A pilot who fails to qualify on his first attempt for upgrade, transition or initial training as provided in this subsection will not be eligible to be awarded another vacancy for six (6) month from the end of the month containing the failure.

d.             The pilot may defer the beginning of the additional simulator training until after an intervening rest period from the conclusion of the failed proficiency check.

2.             Recurrent Training and Line Check Failures

a.             A pilot who does not successfully complete recurrent ground school shall be provided additional training and given a second attempt at completing the ground school.

10.10

b.             A pilot who does not successfully complete an oral examination administered in connection with a recurrent proficiency check will be provided with additional training and a second oral examination.  A second oral examination will not occur on the same day as the first oral examination unless the pilot and the Company agree otherwise.

c.             A pilot who does not successfully complete any portion of a recurrent qualification check or line check, other than the oral examination, will be provided additional training in the simulator, followed by a second proficiency check or line check.

d.             Unless the TRB recommends otherwise, a Captain who does not successfully complete any portion of recurrent training on his second consecutive attempt will be downgraded for six (6) bid periods to the position of First Officer in the same equipment and base, provided he successfully completes a First Officer proficiency check in that equipment.  The six (6) bid period downgrade will begin upon the start of the first bid period immediately following successful completion of the First Officer proficiency check.  If, after a second attempt, he does not successfully complete a First Officer proficiency check, he may be discharged.

(i).           Upon completion of the six (6) bid periods, the pilot will be given the option of additional training and a proficiency check in the next available training class to requalify as a Captain.

(ii).          Upon successful completion of the proficiency check, the pilot will be given any necessary IOE, as determined by the Company or the FAA, and returned to his previous equipment and position.

(iii)          If the pilot does not successfully requalify as a Captain in conformity with d.(i) and (ii) above, he may be discharged.

e.             Unless the TRB recommends otherwise, a First Officer who does not successfully complete recurrent training on his second attempt may be discharged.

L.             Training Review Board (TRB)

1.             The TRB will be established by the Company and the Union and will be comprised of the Director of Training, the Aircraft Program

10.11

Manager for the aircraft type involved, the Director of Flight Operations or their respective designees, and two (2) pilots selected by the PSC Chairman.

2.             The purpose of the TRB is to review and evaluate the progress of a pilot’s training in a timely and expeditious manner.  Three (3) TRB members, consisting of no more than two (2) Company representatives and one (1) Union representative, will be present at all sessions of the TRB and will constitute a Quorum.  Participation may be by telephone.  All recommendations of the TRB will require a unanimous vote of the quorum.  If a unanimous vote is not reached, any decision regarding the pilot will be at the discretion of the Company.

3.             The TRB will review and evaluate the progress of a pilot’s training when:

a.             requested by the Director of Training, the Aircraft Program Manager for the aircraft type involved, or the Director of Flight Operations; or,

b.             a pilot does not successfully complete his second proficiency check attempt during transition, upgrade or recurrent training; or,

c.             a pilot fails a line check.

4.             A pilot may request the attendance of a Union representative or a PSC representative as set forth in this Article during TRB proceedings.

5.             The TRB will consider any information directly related to the training and/or proficiency of the pilot.

6.             The TRB will have access to all training records pertaining to a pilot whose training and/or proficiency is being reviewed and may call or question any individual who may have information relevant to the pilot’s training and proficiency.

7.             The TRB has the authority to recommend:

a.             additional training for the pilot;

b.             a change of instructor for the pilot;

c.             the voluntary withdrawal of the pilot from training;

10.12

d.             the involuntary withdrawal of the pilot from training; or,

e.             other appropriate action the TRB deems necessary.

8.             The TRB will issue a written report on its recommendations.  Copies will be made available to the Vice President of Flight Operations, the EC, the PSC Chairman and the affected pilot.  The pilot will be given the opportunity to submit a rebuttal letter that will become a part of his permanent record as set forth in A.2. of this Article.

10.13

ARTICLE 11

FURLOUGH AND RECALL

A.            Furlough

1.             All furloughs will be in reverse order of seniority.  Pilots to be furloughed will be given fourteen (14) days written notice of furlough, or pay in lieu thereof, except in cases of emergency, strikes, acts of God, grounding of aircraft by governmental order, or other causes beyond the control of the Company.  Written notifications will be sent Certified Mail, marked “Deliver to Addressee Only.”

2.             When a pilot is furloughed, he will be paid for vacation time accrued but not taken.

3.             A furloughed pilot is eligible to continue certain insurance benefits through COBRA.  These insurance benefits will be at the pilot’s expense.  COBRA benefits are available for the period required by law.

4.             A pilot who is furloughed will retain and continue to accrue seniority during his furlough.  Longevity will continue to accrue for the first sixty (60) days of his furlough.

B.            Recall

1.             Recall will be offered in seniority order by sending a written recall notice marked “Deliver to Addressee Only” via certified mail or other means of verified delivery to the address on file with the Company.

2.             After delivery of a recall notice, a pilot will have seven (7) days to notify the Company in writing that he is accepting recall or is electing to bypass.  A pilot may bypass recall without forfeiting his seniority rights provided there is a furloughed pilot junior to him on the seniority list whose recall would not cause the Company to incur greater training costs.  A pilot who elects to bypass will return (in seniority order) only as vacancies occur.  A pilot who accepts recall will have fourteen (14) days after acceptance of recall to report for duty from furlough.

3.             A pilot on furlough status will retain his seniority under this Agreement until:  (1) the pilot fails to accept recall or bypass as provided in this Article; or (2) the pilot has not been recalled from furlough within five (5) years.  In either event, the pilot will be removed from the seniority list and will not be entitled to recall.

11.1

4.             A pilot who is recalled from furlough can use his system seniority to bid on available vacancies.  A pilot accepting recall from furlough will be guaranteed at least sixty (60) days of employment or pay.  A pilot who is on a paid status after recall and released can be immediately recalled while he is on paid status.  If the pilot declines an immediate recall, he will be considered to have abandoned his job.

5.             A pilot who is recalled within six (6) months of his furlough who is assigned to a base different from the base to which he was assigned at the time of furlough shall receive moving expenses and related benefits pursuant to Article 5 (Moving Expenses) of this Agreement.

6.             A pilot who is furloughed will retain Company pass benefits for ninety (90) days following the effective date of furlough.

C.            Address

A furloughed pilot shall have on file with the Company the address to which he desires notice of recall to be sent.  The Company will be deemed to have complied with its obligation under this Article by sending such notices to that address.

11.2

ARTICLE 12

LEAVES OF ABSENCE

A.            Personal Leave

1.             General

a.             A pilot may request a personal leave of absence by completing a Request for Leave of Absence form and submitting it to the Director of Human Resources no later than thirty (30) days before the bid closing for the month in which the leave is requested to begin.  A pilot must have been continuously employed for one (1) year before a request will be considered.

b.             The grant or denial of a request for a personal leave of absence shall be at the sole discretion of the Company, for a period not to exceed ninety (90) days or such other period as may be extended by mutual agreement between the Company and the pilot.

2.             Seniority

A pilot will retain and continue to accrue seniority while on personal leave.

3.             Longevity

A pilot will accrue longevity for the first thirty (30) days of personal leave, but not thereafter.

B.            Medical Leave

1.             General

a.             Medical leaves of absence will be allowed for disability due to sickness, injury, or pregnancy upon receipt of written verification of the disability from a qualified medical doctor.  Medical leave will be requested by submitting a Request for Leave of Absence to the Director of Human Resources as soon as possible after the reason for the leave is known.  Medical leave will not exceed five (5) years.  A pilot on a medical leave must submit a letter from his doctor stating whether or not he is able to meet FAA physical requirements each year within sixty (60) days of the anniversary date of the leave.

12.1

b.             Pilots on medical leave will be allowed to draw full pay until accrued sick leave and or vacation are exhausted.

c.             The Company may offer a non-flying position to any pilot who can no longer perform his job due to loss of medical.

2.             Seniority

A pilot on medical leave will retain and continue to accrue seniority.

3.             Longevity

A pilot will accrue longevity during the first ninety (90) days of medical leave, but not thereafter.

4.             Benefits

The Company shall continue to provide health and life benefits for a period of up to ninety (90) days after the pilot has exhausted his vacation/sick bank days.

C.            Maternity Leave

Leave of absence due to pregnancy will be governed by applicable law and the provisions of B. above.

D.            Military Leave

1.             General

A pilot will be granted military leave for military service or reserve duty in accordance with applicable federal law.  Military leave must be requested by submitting a Request for Leave of Absence form to the Director of Human Resources as soon as practicable after the pilot becomes aware of the military duty for which the leave is requested.

2.             Eligibility

Return from military leave of absence shall be in accordance with applicable law.

3.             Seniority and Longevity

A pilot’s seniority and longevity will continue to accrue during military leave.

12.2

4.             Vacation

Pilots taking military leaves greater than ninety (90) days, may elect to take unused earned vacation, operational requirements permitting, or alternatively may elect to be paid for such vacation.

E.             Family Leave of Absence

All pilots covered by this agreement, who have twelve (12) months of service, will be eligible for the “Family and Medical Leave Act of 1993”. Bases with less than fifty (50) employees will also be covered by the act. While on Family Leave the pilot will continue to accrue seniority/longevity and all benefits, without interruption and at no cost. Pilots on Family Leave will have the option to draw full pay until sick leave accumulation and vacation accumulation are exhausted. Upon return from Family Leave said pilot will have the option to return to the position and domicile held prior to said leave, or any vacancy in accordance with his seniority.

F.             Bereavement/Emergency Leave of Absence

In the event of a death in a Pilot’s immediate family, the pilot shall immediately notify the Chief Pilot, or his designee and be granted up to five (5) consecutive days with pay.  Immediate family shall be defined as a Pilot’s mother, father, spouse or child. Three (3) consecutive days will be granted in the event of death of a pilot’s brother, sister, mother-in-law, father-in-law, or grandparent. Upon request, bereavement leave may be extended for a mutually agreed period, either without pay or with pay charged against a Pilot’s vacation.

In those cases when a pilot needs time off for emergency situations not otherwise provided for in this Article, he shall, to the extent feasible, use his seniority to bid a schedule which has those days off.  When this is not possible because the need for the absence is not known when monthly schedules are being bid or finalized, the pilot will, subject to the needs of the service, be granted emergency leave without pay, unless the pilot wishes to use accrued and unused vacation time to receive pay for the absence.  Requests for emergency leaves will be submitted to the Director of Human Resources.

G.            Union Leaves

1.             Indefinite Union Leave

At the request of the Union, with advance notice given prior to bidding for the month in which the leave is requested to commence,

12.3

a pilot shall be granted an indefinite Union leave of absence without pay to accept employment with the Union.  While on such leave, the pilot shall continue to accrue seniority and longevity, and be covered by Company insurance, which will be reimbursed to the Company by the Union.  The pilot will maintain all other benefits covered by this Agreement and may continue to participate in the 401(k) plan.  No more than one pilot shall be permitted an Union leave at one time, except with Company approval.  A pilot on Union leave will be allowed to fly when necessary to remain current as a Chautauqua pilot.

2.             Short Term Leave

The Company will grant short term Union leave with pay, subject to reimbursement of the Company as set forth in paragraphs G.2-5 of this Article.  Subject to the needs of the service, the Company will grant “short term” Union Leave to up to five (5) pilots each month for the purpose of conducting Union business.  This short term leave will be for a maximum of five (5) days.  The Union will give at least ten (10) days advanced notice of the need for such leave. The Company will make every effort to grant the leave but the leave may be denied if staffing needs make the leave impracticable.  Additional days of leave may be granted at Company discretion, subject to the needs of the service.

3.             Scheduled Line Pilots: The Union will reimburse the Company at the full hourly rate applicable to that pilot, plus 23% to cover the cost of benefits, FICA, etc., for each day he or she is on leave only for the scheduled time dropped.

4.             Reserve Pilots: The Union will reimburse the Company at the full hourly rate applicable to that pilot, plus 23% to cover the cost of benefits, FICA, etc., using the formula of four (4) hours for each reserve day dropped.

5.             The Union agrees to reimburse the Company within thirty (30) days after receipt of the Company’s bills.  Such billings shall be submitted to the Union no later than forty-five (45) days following the month in which the flight pay loss was incurred.

6.             A pilot will continue to accrue all seniority and longevity credit while on Union leave.

H.            Return from Leaves of Absence

1.             Return from FMLA covered leaves or from military leaves of absences will be governed by applicable law.

12.4

2.             Pilots returning from other leaves of absences of ninety (90) days or less will be returned to the position (i.e., status, equipment and domicile) they held at the commencement of the leave.

3.             Pilots returning from other leaves of absence of more than ninety (90) days will be returned to any position to which their seniority would entitle them.

4.             A pilot who, at the conclusion of a leave of absence, is not current and qualified to hold the position to which he is returning shall be placed in the first available training class for that position.

I.              Pass Privileges

While on a leave of absence, a pilot’s pass privileges will be governed by published Company policy.

12.5

ARTICLE 13

PHYSICAL STANDARDS

A.            The medical standards required of a pilot shall be those established by the FAA, including its waiver policy.  Each pilot must maintain a first class FAA Medical Certificate, but First Officers may obtain such Medical Certificates every twelve (12) months.

B.            If a pilot fails a medical examination, he must notify the Company’s Director of Flight Operations or Crew Scheduling.  A pilot who fails to qualify for a first class medical certificate, but who is able to qualify for a second class medical certificate, may continue to fly for the Company as a First Officer at the applicable First Officer’s pay rate, provided that such practice is permitted by the then-current FARs.

13.1

ARTICLE 14

INSURANCE AND OTHER BENEFITS

A.            The Company shall provide each pilot with a life insurance policy after ninety (90) days of service.  The Company shall pay one hundred percent (100%) of the premium for this coverage.

1.             Pilot Life Insurance:

Two (2) times the basic annual earnings, rounded to the next higher $1,000 to a maximum of $250,000.

2.             Accidental Death and Dismemberment:

Four (4) times the basic annual earnings, rounded to the next higher $1,000 to a maximum of $500,000.

3.             Dependent Life Benefits:

a. Spouse:		$5000
b. Children:	0-8 days	$0
	8 days - 6 mo	$100
	6 mo - 19 yrs	$2500

B.            The Company will provide health insurance for the pilots and qualifying dependents, the benefits of which shall not be less advantageous than the existing program coverage and benefits.  For pilots with less than one (1) year of service, the Company shall pay one hundred percent (100%) of the premium cost, minus fifteen dollars ($15.00), per pay period, for said pilot, however, dependent coverage premiums may be paid by said pilot through payroll deduction.  For pilots with over one (1) year of service, the Company shall pay one hundred percent (100%) of the premium cost, minus fifteen dollars ($15.00) for individual pilot coverage, twenty-five dollars ($25.00) for pilot and spouse coverage or thirty-five dollars ($35.00) for pilot and family coverage, per pay period.  Should the cost of such insurance increase, the Company may require greater contributions from pilots.

C.            The Company will provide preventative care as prescribed below:

1.             Each pilot will be reimbursed up to seventy dollars ($70) of each flight physical required to maintain currency per FARs (Captains 2x annually; first officers 1x annually).

2.             Children wellness care

14.1

3.             Annual PAP and mammogram exams for women

4.             Annual PSA exams for men

D.            The Company will provide the EC Chairman and the Union with copies of master insurance contracts for each policy required under the terms of this Agreement.

E.             The Company will provide a 125 Flexible Benefits Plan to all pilots, the benefits of which shall not be less advantageous than the existing program.

F.             The Company will provide retirement benefits (i.e., 401(k)) to all pilots.  A pilot whose longevity is six (6) years or less, the Company will match one hundred percent (100%) of the first two and one-half percent (2.5%) contributed by the pilot.  A pilot whose longevity is more than six (6) years and less than thirteen (13) years, the company will match one hundred percent (100%) of the first four percent (4%) contributed by the pilot.  A pilot whose longevity is thirteen (13) years or longer, the Company will match one hundred percent (100%) of the first six percent (6%) contributed by the pilot.

G.            The Company will provide a vision plan for the pilots.  For pilot and qualified dependants, the plan will cover one yearly exam plus up to one hundred twenty dollars annual allowance for lenses, contacts or frames.  The plan for pilots and qualified dependents will be no less advantageous than the program offered to other employee groups.

H.            The Company shall pay for dental plan coverage for single pilots or sixteen and one-half dollars ($16.50) per month towards the cost of family coverage. The plan for pilots and qualified dependents will be no less advantageous than the program offered to other employee groups.

I.              The Company will include the pilots in any profit sharing plan, bonus and incentive programs offered to all other non-management employees.

J.             Stock Purchase

Should the Company complete an IPO, the Company shall make a good faith effort to develop an employee stock purchase program.  In any such program, the pilots will be able to participate at the same level as management and other eligible Company employees.

14.2

ARTICLE 15

SUPERVISORY DUTY/MISCELLANEOUS FLYING

A.            Management Pilots

1.             A management pilot is any officer, director, or manager of the Company who, is qualified to be a pilot with the Company and continuously serves in the Flight Operations Department or in a position with direct authority over the Flight Operations Department without having left the service of the Company.  Management pilots, other than Chief Pilot(s) and Assistant Chief Pilot(s), hired by the Company without first being trained and qualified as a line pilot by Chautauqua Airlines will not be given a seniority number.

a.             Except as provided for in A.1. above, a management pilot shall retain and continue to accrue seniority and longevity.

b.             A management pilot may return to line flying in the status to which his seniority would entitle him.

2.             Management pilots will not be eligible to bid nor be awarded a flying line, including those normally assigned as reserve lines.  Management pilots may fly for the purpose of maintaining FAR currency requirements, in the event of emergency, when no other line pilots are available or as otherwise provided in this Agreement.

3.             The Company will publish open management pilots positions and allow qualified line pilots the opportunity to apply for such positions.

B.            Probationary Pilots Transferred to Management

After the effective date of this Agreement, any pilot who becomes a management pilot prior to completion of his probationary period shall be required to complete his probationary period if he returns to line flying as a pilot.

C.            Discipline of Management Pilots

A management pilot, as defined in paragraph A. above, who is disciplined by the Company may not avail himself of the grievance and arbitration procedures contained in this Agreement.

D.            Miscellaneous Flying

1.             Any flying that becomes available outside of scheduled line flying, including aircraft deliveries and pick-ups, shall be flown by qualified pilots on the Company’s seniority list.  The crewmembers shall be

15.1

paid in accordance with the rates set forth in the Agreement on all flights.

2.             Pilots may not fly commercially outside the Company so as to reduce the number of available flight hours per month as agreed herein or as stated in applicable FAA regulations except for flying associated with military, reserve or guard duties.

3.             The Company will not transfer any Company aircraft or schedule any pilots to fly any trips for airlines that are on strike unless mutually agreed by the Company and the Union.

4.             A rental car will be provided to any pilot away from his domicile and off duty for a calendar day.

15.2

ARTICLE 16

CHECK AIRMEN

A.            General.

1.             Pilots whose duty is to train and/or evaluate Pilots are classified as Check Airmen.

2.             Initial Operating Experience (IOE) and line checks on Company aircraft in revenue service shall be conducted only by qualified line pilots and management pilots on the seniority list designated by the Company as Check Airmen.

3.             The performance of Check Airmen duties by line pilots on the seniority list shall not cause those pilots to become Management Pilots.

B.            Check Airmen Duties

Check Airmen may conduct ground training, flight training, simulator training, and line checks of pilots.  Qualified Check Airmen who accept PC Check Airmen positions may conduct checkrides and orals for First Officers and proficiency checks of pilots in Simulators or aircraft.

In addition to the above duties, check airmen who are FAA approved Aircrew Program Designees may conduct type rating checkrides for Captain upgrade and/or transition.

C.            Selection of Check Airmen

1.             The selection and retention of Instructors and Check Airmen shall be at the discretion of the Company.  The Company will give appropriate consideration to recommendations submitted by the Professional Standards Committee.

2.             A pilot selected to be and accepts Check Airmen status, does so voluntarily.  A Check Airman who wishes to relinquish his position shall give at least thirty (30) days notice of his desire to vacate the position.  By mutual agreement between the Pilot and the Company, the effective date of the return may be advanced or delayed.

D.            Scheduling

1.             A check airman may bid his schedule based on his seniority.

2.             A P.C. or APD Check Airman will not be scheduled to work on any

16.1

day off, except with the prior permission of the pilot.  A Check Airman who volunteers to work on a scheduled day off will be paid at the applicable rate set forth below and in Article 3 (Compensation) for a minimum of four (4) hours above guarantee.

3.             A P.C. Check Airman or APD Check Airman may only be scheduled a full day of work, four events in total, which may consist of any of the following:

a.             two checkrides including the orals;

b.             four orals; or

c.             one checkride with oral and two orals.

If a P.C. Check Airman agrees to accept any events in addition to a scheduled full day of work, he/she will be compensated ten dollars ($10.00) per hour for such additional events in addition to the pay rates set forth below.

4.             The P.C. Check Airman or APD Check Airman will also be provided space positive travel, when available, to and from their home of record (if service is possible) to the training city.

E.             Compensation

1.             All rates set forth below are in addition to the applicable hourly rate in Article 3 (Compensation) or in addition to the Check Airmen’s minimum monthly guarantee for non-flying events.

Rates per Hour

Duration	DOS	DOS+1	DOS+2	DOS+3	DOS+4
Oral Exam	$18.00	+ 2.5%	+ 2.5%	+ 2.5%	+ 2.5%
Proficiency Check	$18.00	+ 2.5%	+ 2.5%	+ 2.5%	+ 2.5%
Type Rating	$18.00	+ 2.5%	+ 2.5%	+ 2.5%	+ 2.5%
IOE/Line Checks	$18.00	+ 2.5%	+ 2.5%	+ 2.5%	+ 2.5%

2.             Line Guarantee

Check Airmen will receive, at a minimum, the line guarantee as set forth in Article 3 (Compensation).

16.2

ARTICLE 17

BASES

A.            A “Large” base is defined as any base with at least twenty (20) hard lines (not including build up or reserve lines) available for bid at that location and where the Company flies routes that connect the base location with at least two (2) other airport locations (an airport that is flag stopped does not count toward the two (2) airports).  No large base shall be opened unless the previous conditions are met or the Union and the Company have come to a mutual agreement.

B.            A “Small” base is defined as any base that has fewer than twenty (20) hard lines but no fewer that eleven (11) hard lines. The Company may have a maximum of one (1) “small” base for every two (2) “large” bases.  The criteria for a “small” base shall be the same as for a “large” base, except that the minimum number of hard lines shall be no fewer than eleven (11).

C.            The Company and the Union recognize that the above-stated criteria may fluctuate periodically, but in the interest of stability, the Company would not normally be required to close a non-conforming base unless one or both of the above-stated criteria has not been met for at least a one (1) year period.

D.            Bases must contain lines that contain overnight trips away from base.

E.             Hybrid Bases

1.             A Hybrid Base is any new base that opens after the date of signing of the Agreement that does not comply with the criteria specified in A. or B. above.

2.             In order for the Company to open and maintain a hybrid base, the following conditions must apply:

a.             The aircraft assigned to the new base must be a result of expansion/growth and not simply relocation of company flying.

b.             The base will have a minimum of two (2) aircraft to cover the flying assigned to the new base. The Company shall be allowed three (3) months to place both aircraft into service.

c.             If a hybrid base does not comply with the criteria set forth in paragraphs A. or B. within eighteen (18) months from the date of opening, it will be closed unless it is otherwise mutually agreed by the parties to keep the base open.

17.1

3.             There is no minimum number of cities these bases must serve.

4.             All vacancies will be filled with volunteers only.  No pilot will be displaced or forced to fill these vacancies.

5.             The Company cannot restructure or close any current base and then reopen it to take advantage of the provisions of this section.

6.             The Company cannot restructure or close any base meeting the criteria set forth in paragraphs A. or B. and then reopen it as a hybrid base to take advantage of the provisions of this section.

17.2

ARTICLE 18

RESOLUTION OF DISPUTES

A.            Settlement of Disputes

A pilot, or the Union on behalf of the pilots, covered by this Agreement who have a grievance concerning any action of the Company affecting them, or who believe they have been unjustly disciplined or discharged, which dispute has not been settled or resolved in conference with Company officials, shall use the dispute resolution procedures as established herein.

B.            Investigative Hearing - Discipline and Discharge

1.             A pilot shall not be disciplined or discharged without just cause and without previously being afforded a hearing before the Chief Pilot or his designee, provided that the pilot has made himself available for the hearing.

a.             The pilot shall be notified of the time and place of the hearing and the nature of the matter discussed. The notice must specifically reference that discipline may be assessed and that the pilot is entitled a Union Representative at the hearing as provided in paragraph b. below. Concurrently, the Union shall be notified.

b.             The pilot shall have the right to be accompanied to the hearing by an authorized employee of the Union, or the pilot employee of his choice, provided such choice is reasonably available. In no case will the hearing be held without Union representation if such representation is requested and is available within a reasonable period of time.

2.             When a crewmember is disciplined or discharged, the Company shall furnish him with a written statement of the precise charge(s) against him, with a copy to the Union Headquarters.

3.             Nothing herein shall prevent the Company from holding a pilot out of service with pay until a meeting has been held and a decision arrived at in writing by the Company.

C.            The Grievance Process

1.             Discipline and Discharge

a.             A grievance challenging an action of discipline or discharge shall be in writing, signed by the affected pilot or the Union representative, and must be submitted to the Director of

18.1

Flight Operations within fifteen (15) calendar days after the pilot is notified of the Company’s decision under section B.2., above.

b.             An investigation and hearing will be held by the Director of Flight Operations or his flight department designee, where practicable, within twenty-one (21) calendar days after receipt of the pilot’s written appeal.

c.             Within fifteen (15) calendar days after the close of such investigation and hearing, a written decision will be issued and sent by certified mail or other means of verified delivery to the grievant. A copy will also be provided to the Union’s Headquarters.

d.             Further appeal of the matter may be filed by the Union to Chautauqua Airlines (CHQ) System Board of Adjustment by submission to the Board within thirty (30) calendar days after the Union’s receipt of the Company’s decision.

2.             Non-Disciplinary Grievances

a.             A pilot, or the Union on behalf of a pilot or group of pilots, may file a grievance concerning any action of the Company affecting him or them. Prior to filing such a grievance, the pilot should discuss the matter with his supervisor, and the Union should discuss the matter with the Director of Flight Operations in an effort to resolve the matter.

b.             Grievances concerning matters other than discipline or discharge shall be in writing, signed by the affected pilot or Union official and shall state in reasonable detail the facts upon which the claim is based, identifying the specific provisions of the Agreement claimed to have been violated and state the relief sought. The grievance must be submitted to the Director of Flight Operations within thirty (30) calendar days from the time the pilot knew, or reasonably should have known, of the event(s) giving rise to the grievance, whichever is earlier.

c.             An investigation and hearing shall be held by the Director of Flight Operations, or his flight department designee, where practicable, within fifteen (15) calendar days after receipt of the pilot’s written grievance. Within fifteen (15) calendar days after the close of such investigation and hearing, the Company shall announce a decision, in writing, by certified mail or other means of verified delivery to the grievant. A copy will also be provided to the Union Headquarters.

18.2

d.             If the decision by the Company is adverse to the pilot or Union, the Union may appeal the decision to Chautauqua Airlines System Board of Adjustment by proper submission to the Board within thirty (30) days after the Union’s receipt of the decision.

D.            Grievance Mediation

Unless the parties agree to by-pass mediation, each case submitted to the System Board shall be submitted to mediation pursuant to the procedures outlined below.

1.             Mediation proceedings conducted pursuant to this paragraph D. will be held in the city where the general offices of the Company are located or at any other location that the parties mutually agree on.

2.             Mediators either will be provided by the National Mediation Board pursuant to a process agreed upon by the parties or by any other method mutually agreed upon by the parties.  All mediator fees and expenses, including the cost of any conference facilities or materials, will be shared equally between the parties.  Each party will bear the cost and expenses of its participants in the mediation.

3.             Cases will be scheduled for mediation conference by mutual agreement of the parties and will be heard in the order in which they were filed unless the parties agree to a different order.

4.             The issue mediated will be the same as the issue the parties have failed to resolve through the grievance process.  The presentation of evidence is not limited to that presented at any previous step of the grievance procedure.  The rules of evidence will not apply, and no transcript of the mediation conference will be made.

5.             If an individual grievant(s) does not attend, the Union will have full authority to reach agreement and to act on behalf of the grievant(s) to resolve the grievance.  Non-participating observers will not be admitted except by mutual agreement of the parties.

6.             Each party’s representatives at the mediation conference will be familiar with and prepared to discuss the grievance(s) scheduled for that mediation conference.

7.             The mediation process will be informal.  The mediator has authority to meet both jointly and separately with the parties; however, the

18.3

mediator has no authority to compel resolution of the grievance.

8.             Upon reaching a settlement, the parties will immediately reduce it to writing, and it will be signed by the Company, the Union and the grievant, if present.

9.             The record of the mediation will be closed and inadmissible in any subsequent proceeding unless a written settlement is reached, in which case the record will be admissible solely to interpret or apply the settlement, if necessary.

10.           Either party may request the Mediator give it an oral advisory opinion.

11.           Written material presented to the Mediator or to the other party shall be returned to the party presenting that material at the termination of the Mediation Conference.

12.           If a grievance that had been the subject of a mediation conference is subsequently heard before the System Board of Adjustment, the mediator may not serve as the Neutral Board Member of the System Board, nor may he be called as a witness by either party in the Board’s proceedings.  During the System Board proceedings on such grievance, no reference will be made to the fact that the grievance was the subject of a Mediation Conference; nor will there be any reference to statements made, documents provided, or actions taken by either the Mediator or participants during the course of a mediation conference, unless the party offering such statements, documents or actions would have had access or entitlement to them outside of the mediation conference.

13.           By agreeing to schedule a mediation conference, the parties are not waiving any procedural argument(s) that they have regarding the case.  Both the Company and the Union reserve the right to raise jurisdictional or procedural issues notwithstanding their agreement to schedule such conference.

14.           The jurisdiction of the Mediator will not extend to proposed changes in hours of employment, rates of compensation or working conditions.

15.           Nothing herein will preclude the parties from agreeing to other or different methods of dispute resolution.

18.4

E.             System Board of Adjustment

1.             Establishment

In compliance with Section 204, Title II of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment for the purpose of adjusting and deciding disputes which may arise under the terms of the Agreement and which are properly submitted to it, which Board shall be known as the “Chautauqua Airlines Pilots’ System Board of Adjustment”, hereinafter referred to as the “Board.”

2.             Membership

a.             The Board shall be comprised of three (3) members, one (1) selected by the Union, one (1) selected by the Company, and one (1) neutral member.

b.             The third member neutral shall be selected by mutual agreement of the parties.  The Company and the Union, on alternating basis, shall proffer a list of five (5) arbitrators within thirty (30) days of the System Board filing. Such arbitrators shall be members of the National Academy of Arbitrators and shall have aviation arbitration experience. The party to whom the list is proffered shall select an arbitrator within thirty (30) calendar days of receipt of the arbitrator proffer list. If a party fails to select an arbitrator from the proffered list, or the parties are otherwise unable to agree on the selection of an arbitrator, either party may request the National Mediation Board to provide the parties with a panel of seven (7) neutrals who are members of the National Academy of Arbitrators with aviation arbitration experience. The parties shall, by the alternate strike method, select an arbitrator from the panel within fifteen (15) calendar days of receipt of the panel. The party who proffered the original list of arbitrators or whose turn it was to do so shall have the first strike from the National Mediation Board panel.

c.             The System Board hearing shall convene within sixty (60) calendar days following the selection of the arbitrator if the arbitrator proffers available dates within the time period prescribed.  If the arbitrator is not available within sixty (60) calendar days, the hearing shall convene as soon as possible thereafter.  In the event that the arbitrator is not available within six (6) months of selection, the parties will select another arbitrator in conformity with 2.b., above.

18.5

3.             Jurisdiction

The Board shall have jurisdiction over disputes between any employee covered by this Agreement and the Company growing out of grievances or out of interpretation of any of the terms of this Agreement. The Board shall consider any dispute properly submitted to it by the Union when such dispute has not been previously settled in accordance with the terms provided for in this Agreement. The jurisdiction of the Board shall not extend to changes in hours of employment, rates of compensation or working conditions covered by existing agreements between the parties herein.

4.             Submission of Dispute

a.             All submission of disputes properly referred to the Board for consideration shall be addressed to the Board with one (1) copy each to the Company and the Union, and one (1) copy for each member. One (1) copy of the submission shall be submitted to the neutral third member. Such submission shall show:

1.             question or questions at issue;

2.             statement of facts;

3.             position of the Union;

4.             the understood position of the Company; and

5.             the relief sought

5.             Documents, Witnesses, Evidence and Representation

a.             The Union will designate its representative and the Company will designate its representative. Evidence may be presented either orally, or in writing, or both.

b.             The System Board shall, when requested by the Company representative, by the Union representative, or by an individual member of the System Board, summon any witnesses who are employed by the Company or the neutral member may direct the production of relevant documents deemed necessary by either party to the dispute or by a System Board member.  Nothing herein shall prohibit an arbitrator from summoning a non-employee witness upon request of either party.

c.             The number of witnesses summoned at any time shall not be greater than the number which can be spared from the

18.6

Company’s operation without interference with the services of the Company.

6.             Decisions Final

A majority vote of all members of the Board shall be competent to make a decision. Decisions of the Board in all cases properly referred to it shall be final and binding upon the parties. Board findings and decisions shall be in writing and shall be rendered within forty-five (45) days from the close of the hearing, or as soon as practicable thereafter.

7.             Location of Board Hearings

The Board shall meet in the City where the Company’s general offices are located unless the parties mutually agree to a different location.

8.             Rights and Privileges of Parties

Nothing herein shall be construed to limit, restrict or abridge the rights and privileges accorded to either the pilot employees, the Union or the Company, or their accredited representatives, under provisions of the Railway Labor Act, as amended.

9.             Expenses - Board Members/Witnesses

a.             The expenses of the Board and the expenses and reasonable compensation of the neutral member will be borne equally by the parties. Each of the parties will assume the compensation, travel expenses of their Board Members, witnesses, and representatives.

b.             The grievant (whether an employee of the Company or not), employee witnesses, employee board members and representatives who are employees of the Company shall receive free transportation on the lines of the Company, from their point of duty or assignment to the point at which they must appear as witness or representatives, and return, so far as space is available, to the extent permitted by existing policies and travel agreements and law.

c.             Employee Board members shall, when attending meetings or hearings of the Board, receive on-line Company business positive space passes for Company transportation to the extent permitted by travel agreements and law.

18.7

d.             Should a hearing be postponed or canceled without mutual consent of the Company and the Union, the party requesting such postponement or cancellation shall bear any and all cancellation fees and or expenses incurred by the neutral member.

10.           Stenographic Report

When it is mutually agreed that a stenographic report is to be taken of any three-member board hearing, the cost will be borne equally by both parties to the dispute. In the event it is not mutually agreed that a stenographic report of proceeding will be taken, any transcripts made by either party shall be furnished to the other party upon request, provided that the stenographic costs shall be borne equally by both parties. No stenographic report or other recordings are permitted at other hearings except by mutual agreement in advance.

11.           Freedom to Discharge Duties

Each Board Member shall be free to discharge his duty in an independent manner without fear that his individual relations with the Company, with the pilots or with the Union may be affected in any manner by any action taken by him in good faith in his capacity as a member of the Board.

F.             Resolution of Disputes -General

1.             Consistent with other provisions of this article, a pilot shall be entitled to have a Union representative present at any step of the grievance procedure and at any other such time a pilot is requested to meet with a member of management where there exists the potential that such meeting may result in disciplinary action being taken against the pilot.  Teleconferencing may be used in lieu of in-person investigations and hearings upon mutual agreement of the parties.

2.             Any time limits prescribed in this Article may be waived by mutual consent of the Company, on the one hand, and the grievant or the Union on the other.  If any hearing or decision required of the Company under the provisions of this article is not provided within the time limits prescribed herein, or any extension mutually agreed upon, the pilot may consider the grievance denied and it shall automatically be appealed to the next step in the grievance procedure as specified in this Article.

3.             A pilot shall be on probation for the first twelve (12) months of active service with the Company. Nothing in this agreement shall

18.8

be construed to extend the right to arbitrate a grievance concerning his discipline or discharge to a probationary pilot, or to require that such discipline or discharge be based on just cause. However, a probationary pilot shall have the right to submit grievances.

4.             If, as a result of any hearing or appeal therefrom as provided herein, the grievant is exonerated, he shall if he has been withheld from service, be reinstated without loss of seniority and shall be paid for such time lost in an amount which would have ordinarily been earned had such pilot been continued in service, during such period. The personnel records shall also be cleared of any and all charges related to that matter. The Board shall have the authority to order a party to comply with any provision(s) of the Agreement as necessary to remedy or correct violations or to require specific performance of a provision of the Agreement.

5.             The periods of time for hearings, decisions, and appeals established in this section shall be considered as maximum periods and that when hearings, decisions and appeals can be handled in a period of less than the maximum time stipulated, every effort will be made so as to expedite such cases.

6.             Copies of all notices and decisions shall be mailed to the grievant, and the Union’s Legal Department. For the purposes of this section, “notice” may be certified mail, return receipt requested, express delivery, or by hand delivery and, upon request, may also be faxed.

7.             Personnel File

a.             Pilots shall be permitted to inspect their personnel file and make copies of any reports contained in such file by making an appointment with reasonable notice, during regular business hours.

b.             The Company shall not place any negative report, or any other material of any unfavorable nature, in a pilot’s personnel file without providing a copy to the pilot. A pilot shall be allowed to place in his personnel file his own statement on the incident or report. Nothing herein shall prevent the Company from verbally counseling a pilot and documenting such counseling in the pilot’s file.  The Company cannot use any disciplinary letters, reports or notices of any kind in support of disciplinary action if the pilot had not been provided with written notice of the prior disciplinary action at the time discipline was assessed.

c.             If an employee has not had a documented incident of discipline during a twenty-four (24) month period, previous

18.9

matters of discipline and complaint letters will not be used in assessing future discipline or making performance evaluations. The twenty-four month record retention period shall be applied retroactively from the date of signing.

d.             Upon request from a pilot who has not had a documented incident of discipline during a twenty-four (24) month period, may require to extent permitted by law, that all previous letters of discipline be removed from his personnel file.  The twenty-four month record retention period shall be applied retroactively from the date of signing.

e.             Nothing in this paragraph shall apply to training or proficiency matters.

8.             Decisions rendered pursuant to this Article may not add to, subtract from, or alter the Agreement in any way but may only interpret or apply it.

9.             Grievants may be represented at any hearings held pursuant to this Article by a pilot employee or an authorized employee of the Union.

10.           The procedures set out in this Article shall be followed only in cases pertaining to and covering alleged grievances, disputes, claims and causes of action arising or accruing and filed subsequent to the effective date of this Agreement.

18.10

ARTICLE 19

DUES CHECKOFF AND UNION SECURITY

A.            Union Membership

As a condition of employment all employees of the Company who are covered by this Agreement shall, not later than the first month after the effective date of this Agreement, and monthly thereafter, either tender to the Union directly or authorize the employer to check off periodic and uniformly required Union initiation fees, dues and assessments or in the alternative, service fees in an amount not more than the amount of initiation fees, dues and assessments.  It shall be a condition of employment that all crewmembers of the Company covered by this Agreement and hired on or after its effective date shall, on or before the ninetieth (90th) day following the beginning of such employment, become and remain members in good standing in the Union, or in the alternative, tender to the Union monthly dues required of the Union members, such sums to be recognized as “Service Fee”.

B.            Initiation Fees and Dues Deduction

1.             The Company shall deduct from the wages of any employee covered by this Agreement said employee’s dues and assessments, or service fee, upon receiving the employee’s voluntary and individual written authorization for the Company to make such deductions, signed by the employee.  Such authorization form to be provided by the Union.  It is expressly agreed that no employee shall be deprived of employment under this article for any reason other than his/her failure to tender or authorize the check-off of periodic dues, assessments and/or initiation fees which are uniformly required as a condition of acquiring and retaining membership in the Union, or service fees and initiation fees, which shall be not more than the dues, assessments and initiation fees uniformly required for the Union members.  The Company shall deduct said employee’s dues and assessments in the month in which the employee is recalled from furlough or returns from a leave of absence.  In the event the employee is recalled from furlough or returns from a leave of absence after the dues and assessments have been deducted for the month, the Company will make a double deduction in the following month.

2.             The Company shall pay to the proper officers of the Union the wages withheld for such service fees and/or Union dues and assessments.  The amount so withheld shall be deducted from the first paycheck in each month, reported and paid to the Union within

19.1

seven (7) days of the issuance of the paychecks.  The following information will be reported and transmitted with the monthly checkoff:  employee’s social security number, full name, dues rate, service fees, rate of pay, category, classification and status of employment.

C.            Indemnification Clause

The Union agrees that it shall indemnify the Company and hold the Company harmless from any and all claims which may be made by the employee or employees against the Company by virtue of the wrongful application or misapplication of any of the terms of this Article.

D.            Dues Collection After Termination

In the event of termination of employment, there shall be no obligation upon the Company to collect dues until all other deductions have been made.

E.             Failure to Pay Dues or Service Fees

1.             If any pilot covered by this Agreement becomes delinquent in the required payment of the service charge or if any Union member becomes delinquent in the payment of dues, the Union may immediately notify such pilot by CERTIFIED MAIL, RETURN RECEIPT REQUESTED, with a copy sent by regular U.S. mail and a copy to the Director of Flight Operations, that the pilot is delinquent in the payment of such service charge or membership dues as specified herein and is subject to discharge as a pilot for the Company.  Such letter shall also notify the pilot that the required payment must be remitted within a period of thirty (30) days or the pilot will be discharged.

2.             If upon expiration of the thirty (30) day period the pilot remains delinquent, the Union may certify in writing to the Director of Flight Operations, copy to the pilot, that the pilot has failed to remit payment within a grace period allowed and is to be discharged.  The Director of Flight Operations shall therefore notify the pilot within ten (10) days of the receipt of notice from the Union that he is to be discharged from the service of the Company, of the reason for this action, and of his rights under this section to appeal this decision.

3.             A pilot who is to be discharged as a result of the provisions of this Article shall be entitled to challenge the validity of such action only by using the following procedure:

a.             The pilot must submit his request for a review within ten (10)

19.2

days from the date of notification by the Director of Flight Operations as provided in Paragraph 2, above.  The request must be submitted to the Director of Flight Operations.  The Director of Flight Operations or his designee will review the grievance and render a decision in writing within a reasonable time not to exceed ten (10) days following the receipt of the grievance, with a copy to the Union.

b.             The decision of the Director of Flight Operations or his designee shall be final and binding on all interested parties unless appealed by either the pilot or the Union within thirty (30) days from the date it was sent.  The appeal shall be submitted in writing to the Director of Flight Operations who shall with assistance from the pilot and a representative of the Union, using a random method, select a neutral referee from the parties’ standing panel of arbitrators, using the procedures contained in Article 18 (Resolution of Disputes) of this Agreement, to hear the dispute.  The fees of the neutral referee and all other costs of the proceeding shall be borne by the Union.

4.             During the pendency of an appeal by the pilot, pursuant to paragraph 3.b. above, a pilot shall be in non-pay status and shall not be permitted to fly.

5.             It is understood that the requirements of paragraph A, above, shall not apply to a pilot during periods of time he holds a management position.

F.             Employee List

The Company will notify the Union each month of all new hires, terminations, recalls and/or furloughs.  The notification will include the employee’s name, address, social security number, category, classification and date of hire, termination, recall or furlough.  A complete employee list, with bid position, address, telephone number, equipment, and base will be furnished to the Union quarterly with new crewmembers indicated.

G.            Individual Dues Payments

It shall be the responsibility of any employee who is not on a dues/assessments or service fee deduction program to keep his/her membership current by direct payment of monthly dues to the Union.

19.3

H.            Dues Deduction Error

Should a deduction be missed, or if an insufficient amount is deducted, the Company will be responsible to make the proper adjustment the following month.

I.              Bulletin Board

The Company will provide space for a Union bulletin board in all crew rooms.  If the necessary space is not available, the Company will meet with the Union to discuss alternatives.

J.             Union Access

The Company agrees the Union Representative(s) shall have free access to its operations facilities to transact that which is necessary for the administration of this Agreement.  The Company further agrees to provide the Union Representative with proper ID to enter its operation facilities, if required.

K.            Hospitality Committee

The Company agrees to formally set aside a mutually agreeable period of time during or immediately after each new hire class during which the Union Hospitality Committee may meet with each new hire class.  The Company and the Union will mutually agree upon those committee representatives that will present Hospitality Committee materials during the new hire class.

19.4

ARTICLE 20

UNIFORMS

A.            A pilot shall wear the standard uniform as required in Company regulations at all times in connection with any event or special assignment where the employee is identified as a pilot with the Company.

B.            The pilot will be responsible for the total cost of the initial basic uniform.  The basic uniform consists of pants, shirts, ties, hat and jacket.

C.            The Company will provide each pilot with one set of wings, one hat badge, and one pair of epaulets. The Company will also supply a Captain’s hat after completion of his upgrade.

D.            The pilot shall be permitted to wear the official Union insignia on a place visible on the pilot’s uniform.

E.             The Company will meet with the EC Chairman, or his designee, to resolve problems involving procurement of uniform items or before making changes to the uniform.

F.             In the event the Company changes uniforms, it shall be responsible for supplying each pilot with the new uniform.

G.            After the first full year of longevity and after every year of longevity accrued thereafter, the Company will credit each pilot’s account with the uniform vendor with two hundred dollars ($200.00) to be used for the replacement of uniform items and accessories available from a Company-approved vendor.

H.            The price of items purchased through the Company will be at the Company’s cost.

I.              If a pilot changes bases requiring a change of uniform, the Company shall be responsible for supplying the pilot with the new uniform.

20.1

ARTICLE 21

NEW AIRCRAFT

Should the Company announce its intent to place into revenue service aircraft other than aircraft for which rates are specified in this Agreement, the rates for that aircraft will be determined as follows:

1.             The Company will give the Union notice of its intent to introduce the new equipment at least six (6) months prior to the estimated scheduled revenue service date, or within thirty (30) days after entering into the contract for procurement or lease of the new aircraft type, whichever is later in time.

2.             The parties will meet within (15) days following written request by either party to negotiate rates of pay for such aircraft type.  Should negotiations result in an agreement, the new aircraft type will be flown in accordance with the terms of the agreement.  If negotiations do not result in an agreement within one hundred (100) days from the date of commencement of negotiations, either party may submit the dispute to final and binding interest arbitration.

3.             The dispute shall be heard before an arbitrator selected in accordance with the procedures set forth in Article 18 (Resolution of Disputes).

4.             The Hearing will be conducted as soon as possible but in no event more than three (3) months after arbitrator selection, unless mutually agreed otherwise. Briefing by the parties, if any, will be completed within thirty (30) days after the hearing date. The arbitrator shall issue a decision no later than sixty (60) days after the close of the hearing or of receipt of the parties brief, whichever is later.

5.             Upon final agreement, or issuance of the arbitrators decision, as the case may be, retroactive compensation, if applicable, will be paid to all pilots who operate a disputed aircraft type placed in revenue service before the parties’ agreement became effective or the award issued.

6.             Nothing set forth in this Article shall prevent the Company from introducing a new aircraft type into revenue service before agreement is reached over the rates applicable to that aircraft, as long as the pay rates assigned to such aircraft type are not less than the rates provided by this Article or the principal Agreement for aircraft with similar power plant (turboprop or jet) and seat range that either includes the number of seats in the new aircraft type or has a seat range not greater than the number seats in the disputed aircraft.  If the aircraft is smaller (less seats) than any other aircraft for which pay scales have been established by this Agreement then, subject to the provisions of this article, the Company will establish a rate for the new aircraft until a negotiated rate has been agreed to by the parties.  The negotiated rate will be retroactive to the implementation of the new aircraft type.

21.1

ARTICLE 22

GENERAL

A.            Property Damage and Civil Liability Indemnification

1.             A pilot will not be required to compensate the Company for Company property damaged by the pilot while performing his duties in a professional and responsible manner with the Company.

2.             The Company will continue to provide liability insurance covering pilots while in the performance of their duties with the Company.  Such coverage shall also apply to civil actions for damages against a Pilot’s estate.  It is expressly understood that all indemnification and holding harmless of any Pilot is limited by the terms and exclusions of the Company’s policy with its insurers.

B.            Jury Duty

When a pilot receives a jury summons he will provide a copy of the Court Summons to Crew Scheduling at least ten (10) days prior to the reporting date, if possible.  The pilot will be allowed to resume his original trip, if practicable, on days he was originally scheduled to fly that do not conflict with the jury duty.  A pilot on jury duty will have the option to cash in PDOs for jury duty days.

C.            Agreement Distribution

The Company will supply copies of the Agreement for distribution to the pilots within thirty (30) days of the signing of the Agreement.  The Company will also provide trainees with a copy of this Agreement during initial training.

D.            Recorded Data

The Company will not regularly or randomly review information from a Cockpit Voice Recorder (CVR), Flight Data Recorder (FDR), or other electronic monitoring device for the purpose of establishing a basis for disciplinary action or discharge of a pilot.  Information obtained from flight monitoring devices should be used to enhance pilot proficiency and training and shall not be used by the Company to monitor judgment, proficiency, or adherence to Company policies or Federal Aviation Regulations of a flight crewmember(s).  In order to review any such data as part of an investigation that could lead to discipline or discharge, the Company must either (1) be engaged in the investigation of an accident or incident; or (2) have an independent reasonable justification for believing that misconduct has occurred that would be confirmed or refuted by review of the data.  The pilot(s) will be notified and have the right to review the recorded data.

22.1

E.             Masculine Pronouns

The masculine pronouns used herein shall include the feminine, and vice versa, unless clear from the context that reference to the specific sex was intended.

F.             Pilot Earnings Statement

The Company will make available to the Union on a monthly basis a statement of pilot earnings in suitable electronic format to assist the Union with Union dues enforcement.

G.            Death Benefits

Upon the death of a pilot, any pay and benefits due and owing, including unused earned vacation time, shall be paid to the pilot’s designated beneficiary or estate. The Company shall continue to provide medical benefits to the pilot’s family until the end of the month following the month of the pilot’s death.  COBRA rights shall apply thereafter.

H.            Witness Duty

A pilot who is subpoenaed to appear as a witness on behalf of the Company will be paid for trips missed, and in addition will receive four (4) hours pay for such required appearance on any day off, when subpoenaed for Company related matters. This provision shall not apply to witnesses in arbitration proceedings.

I.              Accident Investigation

1.             The Company will allow the Union to have two (2) Union designated Go-Team members to participate in an NTSB accident investigation involving company aircraft.  A pilot participating in an aircraft accident investigation involving Company aircraft as a member of the NTSB Go-Team shall do so without loss of pay.  Pilots shall continue to retain and accrue seniority and longevity while participating in an aircraft accident investigation.

2.             Up to two (2) Union Safety Committee Members will be provided “Company Business-Positive Space” transportation over the Company’s system to any aircraft accident site as requested in writing by the Union.

3.             The Company shall provide the Union with a copy of the Company Aircraft Accident Emergency Response Plan and any amendments thereto.

22.2

J.             Committees

1.             Professional Standards

The Union will appoint a Professional Standards Committee composed of pilots which will confer with the Company on matters pertaining to the professional proficiency of pilots.  Members of this Committee will be permitted to observe any training period or proficiency check.

2.             Safety Committee

The Union will appoint a Safety Committee, composed of pilots, which will confer with the Company on matters pertaining to safety operations.  Committee members will be permitted to attend any hearing or investigation of an accident or incident of Company aircraft operated by pilots, subject to the regulations of the government agency involved.  The Company will cooperate in releasing such members to participate in such hearings.

3.             Scheduling Committee

The Union will establish a Scheduling Committee which will meet with the Company for the purpose of facilitating the efficient operation of Article 6 (Scheduling) of this Agreement.  The Scheduling Committee will be given access to non-confidential information regarding aircraft flows, block time reports, scheduled training, check rides, vacations, leaves of absence and current staffing in order to ensure compliance with this Agreement.  The Scheduling Committee may submit recommendations to the Company.  The Company will consider and attempt to accommodate the Scheduling Committee’s recommendations to the extent that such recommendations do not compromise efficiency of operations.  When conflicts between the schedule and FARs or this Agreement are verified, the Company will take immediate action to resolve such conflicts.

4.             Hotel Committee

The Union will establish a Hotel Committee which will meet with the Company to ascertain the suitability of all accommodations.

5.             Jumpseat Committee

The Union will establish a Jumpseat Committee for the purpose of facilitating reciprocal jumpseat agreements, subject to applicable laws and regulations; provided, however, that final authority for

22.3

jumpseat agreements lies with the Company.  The Company will make available a list of all reciprocal jumpseat agreements to the pilots.

K.            Travel Privileges

1.             Employee Travel Manual

The Company will publish all Company-related travel benefits and privileges, including travel benefits and privileges associated with each code share partner.  The Company will endeavor to negotiate travel benefits and privileges for each code share partner.  All travel benefits and privileges related to a code sharing partner will be made available to all crewmembers.

2.             Buddy/Companion Passes

Pilots will receive buddy passes over the lines of the Company.  Station Managers who are employees of the Company, or their designees, shall have the authority to issue buddy pass tickets.

L.             Pass, Interline/Code Share, and Jumpseat Policies.

1.             Pilots on the active payroll of the Company and pilots retired from the Company with ten (10) or more years of active service shall be entitled to all the provisions of the Company’s pass policy accorded other Company employees.

2.             A Pilot who abuses the Company’s pass policy shall be subject to loss of privileges.

3.             The Company shall endeavor to negotiate favorable interline/code share agreements (inclusive of jump seat privileges).

4.             The Company will issue documentation necessary to enable any person entitled to pass privileges to exercise those privileges, as efficiently as reasonably possible.  In those stations where the Company has direct control over the pass policies, Chautauqua employee travel cards will be used if issued by the Company.

5.             In the event of the death of a pilot, the surviving spouse will be entitled to pass privileges for a period of one (1) year, to the extent permitted by law and travel code sharing agreements.

6.             The Company shall make available to each Pilot an Airline Interline/Code Share Agreement List, updated when there are

22.4

substantial changes.  The Travel Pass Policies for the Pilots will be no less favorable than those afforded to all other employees of the Company not covered by this Agreement.

7.             Designated Union business representatives will be provided space available travel on the Company’s system for the purpose of administering this Agreement.  The Company will furnish the Union a copy of the Pass policy.

8.             The Company will furnish the Union a copy of the Pass policy.

M.           Payment for Equipment and Training.

1.             Except for initial new hire training, or any training agreement associated with such initial new hire training, all training of pilots at the Company shall be at Company expense.  Ground school, simulator and flight training, training facilities, training aids, written training materials and equipment utilized for such training will be provided at no cost to the pilot.

2.             Pilots will not be required to pay for the use of any equipment required in scheduled operations.  The Company will provide Jeppesen Charts or other approved D.O.T. charts (with current revisions) to all pilots or alternatively, two sets per aircraft, for all FAA approved destinations and alternates in the Company’s operations specifications.

3.             Manuals issued to Pilots by the Company will be paid for by the Company.  Each Pilot must maintain his manual in good condition at all times.  Any Pilot who transitions to another aircraft-type or terminates employment shall return previously issued manuals in current, good condition, normal wear and tear excepted.  If a Company-provided manual is lost or negligently damaged, the pilot shall reimburse the Company for the cost of replacement.

N.            Notices to Pilots

All notices to pilots involving base assignments, promotions, demotions, furloughs, recalls, and leaves of absence shall be published by the Company at each base.  Copies of furloughs, recalls and leaves of absence will be sent to the Union.

O.            LOA Distribution

The Company will publish and distribute to all pilots any and all Letters of Agreement between the Company and the Union.  Said letters shall be the same size and format as the Collective Bargaining Agreement.

22.5

P.             Personal Information Change

A pilot will immediately notify the Company of any change of address or telephone contact number.

Q.            ID Cards

The Company will furnish an identification card to each pilot.  Pilots will bear the cost of replacement if lost.

R.            Commuter Policy

1.             A pilot must list on at least two (2) flights with available seats, no more than forty-eight (48) hours in advance, on line, on code sharing partners, or off line with acceptable documentation, all of which would position the pilot in time for his assignment.

2.             If a pilot has performed paragraph R.1. above and through no fault of the pilot, does not arrive in time for his trip pairing and notifies the Company as soon as practicable, then the Company will take no disciplinary action against the pilot, subject to paragraph R.5 below.

3.             The pilot shall report in his domicile as soon as possible and shall be subject to reassignment or reserve duty for the remainder of the trip pairing for that day.  The Company will attempt to place the pilot back on his original trip as soon as practicable as long as the trip has not been awarded to a pilot on his day off.  If assigned to another trip, such trip must be scheduled for completion no more than two (2) hours later than the original trip hour period, unless the pilot agrees to a later schedule completion.

4.             The pilot’s guarantee will be reduced by the amount of flight time of the missed trips.  From the point that the pilot was able to fly the trip pairing, the pilot shall be paid the greater of actual flight time or his scheduled flight time.

5.             A pilot may use the commuter policy protection no more than two (2) times in any six (6) month period.

S.             Alcohol/Drug Testing

1.             The Company will maintain and administer drug and alcohol testing programs in accordance with applicable laws and regulations.

2.             All pilots will be provided with a copy of the Company’s FAA-approved drug and alcohol program.

22.6

ARTICLE 23

HOURS OF SERVICE

A.            Rest Periods

1.             Scheduled Rest

a.             In domicile, a pilot will be scheduled with a minimum of ten (10) hours of rest between duty periods (from release time until next report time).

b.             When away from domicile, a pilot will not be scheduled for less than eight and one half (8.5) hours of rest (from release time until next report time).

2.             Actual Rest

a.             A pilot will receive no less than eight (8) hours between duty periods (from release time until next report time)

b.             If a pilot’s scheduled or actual rest is nine (9) hours or less and the hotel transportation has not arrived thirty (30) minutes after the block in time, the crew may use a taxi to get to the hotel.  A pilot using a taxi pursuant to this paragraph must contact Crew Scheduling, if possible, to advise them of the circumstances prior to calling for the taxi.

B.            Duty Time Limitations

1.             A pilot will not be scheduled or rescheduled for a duty period in excess of fourteen (14) hours, including deadhead (except for a deadhead on the last leg of a duty period), unless by consent of the pilot, except that a CDO may be scheduled for up to fifteen (15) hours.  Actual duty time shall not exceed sixteen (16) hours.

2.             A pilot scheduled for a reduced rest overnight will be scheduled for no more than ten (10) hours of duty in his next duty period.

3.             A pilot’s duty time for a flight, trip or trip pairing shall commence at the later of the pilot’s scheduled report time or actual report time.  Report time shall be scheduled for forty-five (45) minutes prior to departure time of the first flight of the day at the pilot’s base and thirty (30) minutes at field stations but may be extended to forty-five (45) minutes at the Company’s discretion.  Check-in may be reduced with the pilot’s concurrence.  Duty time will end fifteen (15) minutes after block in or upon completion of any duty assigned by

23.1

the Company, whichever is later.  If clearing customs, repositioning an aircraft, or a combination thereof, duty time will end thirty (30) minutes after block in time.

4.             Duty time for multiple day trip pairings will begin and end at a pilot’s domicile.

5.             Trip pairings will not be scheduled in excess of five (5) consecutive days and if scheduled for five (5) days, the fifth day may only be one leg returning the pilot to domicile.

6.             A duty period will contain a maximum of nine (9) flying legs.  This may be extended to ten (10) with the Scheduling Committee’s concurrence on a bid month basis.

7.             Except in unusual circumstances, a duty period will contain a maximum of three (3) scheduled consecutive round trips to the same destination.

C.            Flight Time Limitations

A pilot will not be scheduled for more than:

1.             Eight (8) hours of block time in a duty period.

2.             Thirty (30) hours of block time in any seven (7) day period.

3.             One hundred (100) hours of block time in a calendar month.

D.            Days Off

1.             The Company will schedule lineholders with at least twelve (12) days off in domicile per bid period.  A pilot holding a reserve line will be scheduled for at least eleven (11) days off in domicile per bid period.  A pilot in training will be scheduled for days off during such training in accordance with Articles 6 and 10 (Scheduling/Training).

2.             Regular, composite and reserve lines will be scheduled with one (1) period of at least three (3) consecutive days off.  All other periods of days off will be scheduled as groups of at least two (2) days, except for the first and last day of the month, which can be a single day off.

3.             If a pilot is unavailable for flight duty for a part of a bid period, his minimum scheduled days off will be prorated.  A pilot is unavailable if he cannot perform flight duty because, e.g., of lack of current qualification or leaves, excluding sick leave and bereavement leave.

23.2

4.             A pilot will not be scheduled/rescheduled to perform any duty, including ground school, for more than six (6) consecutive days without a calendar day off.

5.             In no case will any pilot be reduced below his minimum days off in domicile without receiving a replacement day off in the same month or in the following month.

6.             Hard line and buildup line holders may waive the requirements of this Article voluntarily in the construction of their lines.

7.             A pilot who voluntarily reduced his days off will not be entitled to replacement day(s) off.

E.             Notification

1.             The Company will maintain a standard method of notifying a pilot if scheduled departure time will be appreciably delayed (more than one (1) hour) or canceled.  A pilot will be notified as far in advance as is practicable.

2.             The Company will not contact an off duty pilot between 2200 and 0600 local domicile time.  The following exceptions apply:

a.             If there is a change in the pilot’s schedule, the pilot may be called one (1) hour prior to the original or revised report time, whichever is earlier, provided the call is made to minimize the disruption to the pilot’s rest.  No more than one (1) personal contact will be made during that period by the Company for this reason.

b.             A pilot on reserve may be contacted during his period of reserve availability.

c.             A pilot off duty may be contacted when the operational requirements dictate.

3.             Pilots on layovers will be notified following the procedures of Article 6 (Scheduling).

4.             A pilot who is unable to report for duty will notify Crew Scheduling as far in advance as practicable.

5.             A pilot will not be required to keep the Company notified of his whereabouts on his days off.

23.3

F.             Fatigue

Even though a pilot may be legal under the FARs, he has the obligation to advise the Company that, in his honest opinion, safety will be compromised due to fatigue if he operates as scheduled or rescheduled.  This advisement must be furnished to Crew Scheduling at the earliest possible time to allow for the least possible disruption to service.

23.4

ARTICLE 24

MISSING, INTERNMENT, HOSTAGE OR PRISONER OF WAR BENEFITS

A.            Any pilot who, while in the performance of duties for the Company, through no fault of his own becomes missing, is illegally interned, is held as a prisoner of war, is hijacked or is held hostage shall accrue seniority and longevity credit, and shall receive the following benefits until he/she returns to active employment with the Company or as otherwise provided in this article:

1.             The average monthly compensation he received during the highest paid three (3) months of the last six (6) full months he worked with the Company, less legally mandated deductions and deductions previously authorized by the pilot. Where such pilot would be entitled to longevity raises, the pilot shall be paid in accordance with those raises.

2.             Continuation of travel benefits for dependents of said pilot.

3.             Contributions that were being paid by the pilot and deducted from his wages will continue to be deducted from wages paid under this internment benefit.

4.             Full accrual of vacation and sick leave credit.

B.            In cases in which it is not apparent whether the pilot is involuntarily or unlawfully detained, the above benefits will be paid retroactively if such status is later confirmed.

C.            In the event that the Union has concerns regarding the security of pilots in foreign locations, the parties shall promptly meet and confer regarding appropriate security measures to be taken in light of the risk reasonably expected to be incurred. Any security measures reasonably required shall be promptly implemented.

D.            If death is established, or if there is sufficient presumption of death, all benefits set forth in A. above shall cease and death and survivor benefits shall be paid.

E.             If the parties are unable to confirm whether a pilot who is interned or unlawfully detained is alive or dead, compensation and other benefits shall continue to be paid by the Company to the beneficiaries (or trust account) indicated in the pilot’s letter of instruction to the Company for a period of eighteen (18) months, after such pilot was last known to be alive.  At the end of that eighteen (18) month period, if the pilot’s status is still unconfirmed, death and survivor benefits shall be paid.

F.             If a pilot who has been paid death/survivor benefits pursuant to this Article

24.1

is later found to be alive, he shall receive retroactively the difference in pay between the total compensation (including death benefits) paid by the Company under this section and the monthly amounts he would have been due under this section had the Company known he was alive.  If the pilot remains interned or imprisoned, monthly payments shall then be resumed for the duration of internment or imprisonment.  If the death/survivor benefits are greater than the benefits provided pursuant to this section, the pilot shall reimburse the Company for the excess received.

G.            The monthly compensation set forth in Paragraph A. above, will be credited to such pilot on the books of the Company and will be distributed according to written directions from the pilot.  The Company will require each pilot to execute and deliver to the Company a written direction in the form set forth in Paragraph I. below.

H.            If a pilot due compensation under this Article has not completed a direction per Paragraph G. above, or the written direction does not cover the situation, such compensation will be held in an interest bearing account at a federally-insured financial institution until the pilot is found or released and is able to claim the compensation.  In the event of the pilot’s death, the proceeds of said account will be paid to the legal representative of the pilot’s estate.

24.2

Form of Written Direction

WRITTEN DIRECTION FOR DISBURSEMENT OF BENEFITS

TO:         Chautauqua Airlines, Inc.

DATE:

In the event payment directly to me is not possible, you are hereby directed to pay all monthly compensation due me and any other benefits stipulated in the Agreement as follows:

$        or         % per month to (name)                         , (address)                                                                 , as long as living, and thereafter to (name)                                         , (address)                                                         .  The balance, if any amounts accruing after the death of the persons named above shall be held for me and distributed as stipulated in Article 24, Paragraph D. of the Agreement.

The foregoing directions may be modified from time to time by letter addressed to the Company and signed by the undersigned.  Any such modification shall become effective as of the postmarked date of the letter.

(Signature)

(Print name)

(Employee number)

24.3

ARTICLE 25

DURATION

This Agreement shall be come effective on the date of signing and shall continue in full force and effect until October 17, 2007 and shall renew itself without change until each succeeding October 17th thereafter unless written notice of an intended change is served in accordance with Section 6, Title 1, of the Railway Labor Act, as amended, by either party hereto at least 30 days, but not more than 180 days, prior to October 17, 2007 or any October 17th of any subsequent year.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the 17th day of October, 2003.

FOR CHAUTAUQUA AIRLINES	FOR THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS LOCAL 747

/s/ Bryan Bedford	/s/ E.E. Sowell
Bryan Bedford	E.E. Sowell, General Counsel
Chief Executive Officer	IBT Local 747

/s/ Wayne Heller	/s/ Don Treichler
Wayne Heller	Don Treichler, Director
Chief Operating Officer	Airline Division

/s/ Paul Kinstedt	/s/ Tiffany Moline
Paul Kinstedt	Tiffany Moline
Director of Systems Operations	Business Agent

/s/ Timothy M. Maloney
Captain Tim Maloney
Negotiating Team Member

/s/ Daniel Sneddon
Captain Dan Sneddon
Negotiating Team Member

/s/ Anthony Campo
Captain Anthony Campo
Negotiating Team Member

/s/ Stuart Currie
Captain Stuart Currie
Negotiating Team Member

25.1

Hours of Service D.2.

LETTER OF AGREEMENT #1

between

CHAUTAUQUA AIRLINES, INC.

and

The Pilots in the service of

CHAUTAUQUA AIRLINES, INC.

as represented by

THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 747

This LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between CHAUTAUQUA AIRLINES (hereinafter referred to as the “Company”), and the pilots in the service of the Company, as represented by THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 747 (hereinafter referred to as the “Union”).

The parties agree as follows:

At any time until         days after execution of the Collective Bargaining Agreement between the Company and the Union (the “Agreement”), if the Union or the Company desires to amend Article 23.D.2. of the Agreement because such paragraph is determined to be unsatisfactory as applied in a PBS environment, either the Union or the Company may request to meet and confer regarding possible revisions to Article 23.D.2. of the Agreement.  Upon such request, the parties will meet and confer within thirty (30) days of the receipt of such request.  Such negotiations shall not extend for more than thirty (30) days after they have begun.  The parties may mutually agree to amend Article 23.D.2. of the Agreement.  In the absence of a mutual agreement to amend Article 23.D.2. within the timeframe specified above, Article 23.D.2. of the Agreement will remain unchanged.  Such conference shall not constitute negotiations pursuant to Section 6 of the Railway Labor Act.

IN WITNESS WHEREOF, the parties hereto have signed this Letter of
Agreement this 17th day of October, 2003.

FOR CHAUTAUQUA AIRLINES	FOR THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS LOCAL 747

/s/ Bryan Bedford	/s/ E.E. Sowell
Bryan Bedford	E.E. Sowell, General Counsel
Chief Executive Officer	Secretary-Treasurer
IBT Local 747

/s/ Wayne Heller	/s/ Don Treichler
Wayne Heller	Don Treichler, Director
Chief Operating Officer	Airline Division

Signing Bonus

LETTER OF AGREEMENT #2

between

CHAUTAUQUA AIRLINES, INC.

and

The Pilots in the service of

CHAUTAUQUA AIRLINES, INC.

as represented by

THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 747

This LETTER OF AGREEMENT is made and entered into in accordance with Title II of the Railway Labor Act, as amended, by and between CHAUTAUQUA AIRLINES (hereinafter referred to as the “Company”), and the pilots in the service of the Company, as represented by THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 747 (hereinafter referred to as the “Union”).

The parties agree as follows:

1.             As a signing bonus, the Company will pay each pilot four percent (4%) of W2 wages from November 1, 2001 to September 30, 2003.

2.             Such payment will be made to pilots on the seniority list as of September 30, 2003.

3.             Fifty percent (50%) of the signing bonus will be paid no later than ninety (90) days from date of ratification.  The remaining payment will be made no later than March 31, 2004.

4.             The pilot may elect to contribute his bonus to his 401(k) in accordance with the limitations of the current plan and IRS plan limitations.

This LETTER OF AGREEMENT will become effective on the date of its ratification and will run concurrently with the Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Letter of
Agreement this 17th day of October, 2003.

FOR CHAUTAUQUA AIRLINES	FOR THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS LOCAL 747

/s/ Bryan Bedford	/s/ E.E. Sowell
Bryan Bedford	E.E. Sowell, General Counsel
Chief Executive Officer	Secretary-Treasurer
IBT Local 747

/s/ Wayne Heller	/s/ Don Treichler
Wayne Heller	Don Treichler, Director
Chief Operating Officer	Airline Division

Scheduling agreement prior to PBS

LETTER OF AGREEMENT #3

between

CHAUTAUQUA AIRLINES, INC.

and

The Pilots in the service of

CHAUTAUQUA AIRLINES, INC.

as represented by

THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 747

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between CHAUTAUQUA AIRLINES, INC., (hereinafter referred to as the “Company”) and the INTERNATIONAL BROTHERHOOD OF TEAMSTERS (hereinafter referred to as the “Union”).

WHEREAS the Company and the Union have agreed to the implementation of a Preferential Bid System (PBS), and the Scheduling Article of the Basic Agreement is designed for the application of PBS; and

WHEREAS it will be necessary first to select a vendor for PBS, followed by actual design and implementation of the system,

NOW, THEREFORE the Parties agree to the following interim provisions pending full PBS implementaion:

1.             Until full PBS implementation, the schedule construction, bid and award procedures contained in Article 6.B, 6.C and 6.D of the Agreement dated November 17, 1998, shall remain in effect.

2.             Until full PBS implementation, the provisions of Article 6.C, 6.F.1, 6.F.2, 6.F.3, 6.F.4, 6.F.6, 6.F.8 and 6.F.9 of the new Basic Agreement shall not be in effect.

3.             Full PBS implementation shall occur no later than the first bid period commencing after 9 months following ratification of the new Basic Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Letter of
Agreement this 17th day of October, 2003.

FOR CHAUTAUQUA AIRLINES	FOR THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS LOCAL 747

/s/ Bryan Bedford	/s/ E.E. Sowell
Bryan Bedford	E.E. Sowell, General Counsel
Chief Executive Officer	Secretary-Treasurer
IBT Local 747

/s/ Wayne Heller	/s/ Don Treichler
Wayne Heller	Don Treichler, Director
Chief Operating Officer	Airline Division

Jets for Jobs

LETTER OF AGREEMENT #4

between

CHAUTAUQUA AIRLINES, INC.

and

The Pilots in the service of

CHAUTAUQUA AIRLINES, INC.

as represented by

THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 747

THIS LETTER OF AGREEMENT is made and entered into in accordance with Title 11 of the Railway Labor Act, as amended, by and between Chautauqua Airlines, Inc. (hereinafter referred to as the “Company”) and the airline pilots in the employ of Chautauqua Airlines, Inc., as represented by the International Brotherhood of Teamsters, Local 747 (hereinafter referred to as the “Union”).

Except as otherwise provided herein, the basic Collective Bargaining Agreement between the Company and the Union (the “Agreement) will apply and govern the terms and conditions of employment of pilots covered by the Agreement.

WHEREAS US Airways, Inc. and the airline pilots in the service of US Airways, Inc., as represented by The Air Line Pilots Association (ALPA), have executed the attached Letter of Agreement #81 (with attachments B, B-1 and B-3) entitled “Immediate Small Jets”, as modified by Letter of Agreement #83 entitled “Accelerated Small Jets”, and by Attachment A to Letter of Agreement #84, entitled “Supplementary Cost Reductions”, wherein ALPA and US Airways have agreed to an exception to the basic scope provision contained in the parties’ Collective Bargaining Agreement to allow carriers other than US Airways, Inc. operating under US Airways designator code, name, logo or marketing agreement (hereinafter referred to as “Affiliate Carriers”) to operate additional small jets; and

WHEREAS US Airways, Inc. has agreed with the ALPA, as an irrevocable condition for affiliate carriers to operate the additional small jets, that the Affiliate Carrier must agree to staff at least fifty percent (50%) of the new vacancies and one hundred percent (100%) of the backfill positions (Captain and First Officers) with US Airways pilots who have been or may be furloughed in addition to other provisions of LOA #81, LOA #83 and LOA #84 and all attachments thereto; and

WHEREAS the Company and the Union (the “Parties”) have agreed, subject to ratification by the pilots of Chautauqua Airlines, Inc., upon certain modifications to the Agreement for the acquisition and operation of immediate and/or accelerated small jet aircraft.

NOW THEREFORE, the parties agree as follows:

A.            US Airways Jets for Jobs

The terms of LOA #81 (Immediate Small Jets), including Attachment B (Small Jets), Attachment B-1 (Affected Pilot List), and Attachment B-3 (Jets for Jobs Protocol) as modified by LOA #83 (Accelerated Small Jets), and Attachment A to LOA #84 (Supplementary Cost Reductions) that are relevant to and modify the parties’ current Collective Bargaining Agreement and are not inconsistent with this Letter of Agreement and are agreed to and incorporated herein by reference.

B.            Seniority

The names of any U pilot accepting employment with Chautauqua Airlines, Inc. will be attached to the bottom of the Chautauqua Airlines Pilots System Seniority List in effect at such time of commencement of employment with the Company in accordance with the Collective Bargaining Agreement.

C.            Restrictions

1.             Any U pilot, as defined in LOA #81, who voluntarily bids for flying outside the aircraft covered by the Jets for Jobs terms and conditions will cease to be a U pilot covered by LOA #81/#83/#84 and will no longer be afforded the protections of LOA #81/#83/#84, or any subsequent small jet agreement reached between US Airways and ALPA, so long as he remains in the employ of the Company.

2.             In the event of a reduction of the number of aircraft flown by the Company under code sharing agreement with US Airways, Jets for Jobs aircraft shall be eliminated first before a reduction in the number of US Airways non-Jets for Jobs aircraft.

3.             Any new pilot base created because of the acquisition of any immediate small jet under LOA #81 or LOA #83 must be staffed at least fifty percent (50%) by non-U pilots.

D.            Thirty-Two (32) Accelerated Small Jet Limit

The Company shall operate no more than thirty-two (32) additional small jets under the terms of LOA #81, LOA #83 or any subsequent ALPA/US Airways Jet for Jobs Agreement without the express written agreement with the IBT.

E.             Access to Information

The Company will provide the Union with the following information to allow the Union to monitor compliance with LOA #81 and LOA #83 and the terms of this Agreement:

1.             After the Company and US Airways reach a commercial agreement pursuant to LOA #81 and LOA #83, the Company will provide information on the Company’s expected aircraft delivery schedule and pilot hiring schedules associated with that agreement.

2.             All information in paragraph 6, Attachment A (the Protocol) to LOA #81, required to be furnished to the ALPA by US Airways, as such information relates to Chautauqua, shall also be sent to the Secretary/Treasurer of IBT Local 747.

F.             Conflict

In the event of any conflict between this Letter of Agreement and the terms of LOA #81/#83/#84, the terms of LOA #81/#83/#84 shall apply.

G.            Duration of Letter of Agreement

This Letter of Agreement will become effective on the date of its signing and will remain in full force and effect concurrent with the Agreement and any amendments thereto provided, however, this Letter of Agreement will become null and void under either of the following circumstances:

1.             LOA #81 or LOA #83 is rendered null and void; or

2.             Chautauqua Airlines, Inc. does not acquire any additional small jets in conformity with LOA #81 and LOA #83.

G.            Expedited Board of Adjustment Procedures

Should any dispute arise over the interpretation of this Agreement or over compliance with its terms, such dispute shall be resolved on an expedited basis directly before a neutral arbitrator mutually agreeable to both parties.  If a mutually agreed upon arbitrator cannot be selected within ten (10) days of the grievance filing, either party may request the National Mediation Board to provide the parties with a panel of seven (7) neutrals who are members of the National Academy of Arbitrators with aviation arbitration experience.  The parties shall, by the alternate strike method, select an arbitrator from the panel within fifteen (15) calendar days of receipt of the panel.  The party who requested the neutrals shall have first strike from the National Mediation Board panel.  The dispute shall be heard no later than thirty (30) days after selection of the arbitrator (subject to the availability of the arbitrator) and shall be decided no later than thirty (30) days following the hearing, unless the parties agree otherwise in writing.

IN WITNESS WHEREOF, the undersigned parties have signed this Letter of Agreement this 17th day of October, 2003.

FOR CHAUTAUQUA AIRLINES	FOR THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS LOCAL 747

/s/ Bryan Bedford	/s/ E.E. Sowell
Bryan Bedford	E.E. Sowell, General Counsel
Chief Executive Officer	Secretary-Treasurer
IBT Local 747

/s/ Wayne Heller	/s/ Don Treichler
Wayne Heller	Don Treichler, Director
Chief Operating Officer	Airline Division

Binding of Parent

LETTER OF AGREEMENT #5

between

REPUBLIC AIRWAYS HOLDINGS, INC.

and

The Pilots in the service of

CHAUTAUQUA AIRLINES, INC.

as represented by

THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 747

This LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between REPUBLIC AIRWAYS HOLDINGS, INC. (hereinafter referred to as the “Parent of the Company”) (Chautauqua Airlines, Inc. and any other Subsidiary of the Parent), and the pilots in the service of the Company, as represented by THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL 747 (hereinafter referred to as the “Union”).

In consideration for the promises and inducements contained in the Collective Bargaining Agreement between the Company and the Union dated October 17, 2003, the Parent hereby agrees to be bound by the terms applicable to it as set out in Article 1 or any other related section of the Collective Bargaining Agreement between the Company and the Union.

IN WITNESS WHEREOF, the parties hereto have signed this Letter of Agreement this 17th day of October, 2003.

FOR REPUBLIC AIRWAYS HOLDINGS, INC.	FOR THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS LOCAL 747

/s/ Bryan Bedford	/s/ E.E. Sowell
Bryan Bedford	E.E. Sowell, General Counsel
Chief Executive Officer	Secretary-Treasurer
IBT Local 747

/s/ Don Treichler
Don Treichler, Director
Airline Division

Appendix A

AmericanConn. City Pair	Avg Block Minutes	DeltaConn City Pair	Avg Block Minutes	USExp City Pair	Avg Block Minutes

BNA-STL	70	BHM-DFW	122	ALB-DCA	71
STL-BNA	70	DFW-BMH	110	DCA-ALB	82
CID-STL	58	BMH-MCO	90	ALB-PHL	71
STL-CID	63	MCO-BMH	95	PHL-ALB	67
CLT-STL	124	BNA-FLL	135	BDL-DCA	84
STL-CLT	99	FLL-BNA	130	DCA-BDL	74
CMH-CVG	45	BNA-MCO	104	BGR-LGA	85
CVG-CMH	40	MCO-BNA	115	LGA-BGR	86
CMH-DAY	40	BOS-CMH	124	BGR-PIT	124
DAY-CMH	40	CMH-BOS	110	PIT-BGR	111
CMH-PIT	50	CAE-MCO	72	BNA-PHL	134
PIT-CMH	45	MCO-CAE	75	PHL-BNA	132
CVG-IND	40	CMH-DFW	170	BOS-BUF	94
IND-CVG	42	DFW-CMH	144	BUF-BOS	84
CVG-STL	83	CMH-FLL	150	BOS-GSO	125
STL-CVG	79	FLL-CMH	162	GSO-BOS	116
DAY-STL	84	CMH-JFK	110	BOS-IND	158
STL-DAY	77	JFK-CMH	106	IND-BOS	134
DSM-STL	60	CMH-LGA	96	BOS-MYR	142
STL-DSM	70	LGA-CMH	111	MYR-BOS	123
FSD-STL	89	CMH-MCO	135	BOS-PIT	108
STL-FSD	100	MCO-CMH	130	PIT-BOS	99
IAH-STL	135	CMH-RSW	145	BOS-ROC	90
STL-IAH	125	RSW-CMH	150	ROC-BOS	78
IST-STL	77	CMH-TPA	136	BTV-DCA	94
STL-ICT	93	TPA-CMH	140	DCA-BTV	89
IND-MKE	70	DFW-ELP	110	BTV-PHL	0
MKE-IND	70	ELP-DFW	100	PHL-BTV	80
IND-STL	65	DFW-IAH	68	BTV-PIT	103
STL-IND	65	IAH-DFW	66	PIT-BTV	84
JAX-STL	140	DFW-ICT	82	BUF-DCA	74
STL-JAX	130	ICT-DFW	75	DCA-BUF	74
LNK-STL	75	DFW-IND	130	BUF-LGA	79
STL-LNK	86	IND-DFW	139	LGA-BUF	81
MKE-STL	80	DFW-LFT	80	BUF-PHL	78
STL-MKE	78	LFT-DFW	85	PHL-BUF	75
OMA-STL	72	DFW-LIT	72	BUF-PIT	60
STL-OMA	87	LIT-DFW	70	PIT-BUF	55
PIT-STL	115	DFW-MCO	160	CAE-LGA	114
STL-PIT	102	MCO-DFW	170	LGA-CAE	125
SGF-STL	59	DFW-MSY	98	CHA-LGA	122
STL-SGF	60	MSY-DFW	99	LGA-CHA	146
SHV-STL	93	DFW-OKC	60	CHS-DCA	84
STL-SHV	96	OKC-DFW	55	DCA-CHS	91
STL-XNA	74	DFW-PNS	114	CHS-LGA	117
XNA-STL	68	PNS-DFW	120	LGA-CHS	138
STL-YYZ	120	DFW-TUL	67	CHS-PHL	110
YYZ-STL	135	TUL-DFW	68	PHL-CHS	127
		EYW-MCO	66	CLE-PHL	89
		MCO-EYW	60	PHL-CLE	108
		FLL-MCO	59	CMH-DCA	71
		MCO-FLL	58	DCA-CMH	77
		FLL-RDU	120	CMH-LGA	100
		RDU-FLL	125	LGA-CMH	111
		FLL-TLH	80	CMH-PHL	91
		TLH-FLL	80	PHL-CMH	97
		GSO-MCO	100	CMH-PIT	54
		MCO-GSO	97	PIT-CMH	54
		GSP-MCO	85	CVG-PHL	102
		MCO-GSP	85	PHL-CVG	119
		HSV-MCO	90	DAY-LGA	110
		MCO-HSV	105	LGA-DAY	121
		IND-JFK	122	DCA-HSV	114
		JFK-IND	135	HSV-DCA	109
		IND-LGA	125	DCA-IND	107
		LGA-IND	135	IND-DCA	91

AmericanConn. City Pair	Avg Block Minutes	DeltaConn City Pair	Avg Block Minutes	USExp City Pair	Avg Block Minutes

		IND-MCO	135	DCA-PHL	55
		MCO-IND	145	PHL-DCA	60
		IND-TPA	135	DCA-PIT	65
		TPA-IND	145	PIT-DCA	63
		MCO-MIA	62	DCA-RDU	65
		MIA-MCO	60	RDU-DCA	0
		MCO-MOB	90	DCA-SAV	106
		MOB-MCO	85	SAV-DCA	93
		MCO-MSY	112	DCA-SDF	104
		MSY-MCO	110	SDF-DCA	95
		MCO-NAS	75	DCA-TYS	91
		NAS-MCO	80	TYS-DCA	84
		MCO-PBI	50	DTW-PHL	94
		PBI-MCO	42	PHL-DTW	113
		MCO-PNS	80	DTW-PIT	63
		PNS-MCO	75	PIT-DTW	70
		MCO-RDU	98	ERI-PIT	50
		RDU-MCO	102	PIT-ERI	44
		MCO-RIC	114	GSO-LGA	94
		RIC-MCO	124	LGA-GSO	111
		MCO-RSW	45	GSO-PHL	82
		RSW-MCO	48	PHL-GSO	103
		MCO-SDF	130	GSO-PIT	76
		SDF-MCO	125	PIT-GSO	71
		MCO-TLH	60	GSP-LGA	112
		TLH-MCO	57	LGA-GSP	131
		MIA-TLH	85	GSP-PHL	101
		TLH-MIA	78	PHL-GSP	116
		PBI-TLH	83	HSV-LGA	132
		TLH-PBI	75	LGA-HSV	155
				ILM-LGA	93
				LGA-ILM	113
				IND-LGA	119
				LGA-IND	142
				IND-PHL	111
				PHL-IND	130
				IND-PIT	72
				PIT-IND	79
				LGA-MYR	118
				MYR-LGA	104
				LGA-PHL	71
				PHL-LGA	67
				LGA-PIT	0
				PIT-LGA	80
				LGA-RDU	107
				RDU-LGA	94
				LGA-RIC	88
				RIC-LGA	75
				LGA-SAV	143
				SAV-LGA	130
				LGA-SDF	142
				SDF-LGA	122
				LGA-TYS	136
				TYS-LGA	112
				MKE-PHL	128
				PHL-MKE	138
				MKE-PIT	88
				PIT-MKE	97
				MSP-PIT	126
				PIT-MSP	134
				MYR-PHL	93
				PHL-MYR	105
				ORF-PIT	89
				PIT-ORF	82
				PHL-PWM	84
				PWM-PHL	96
				PHL-RDU	95
				RDU-PHL	77

AmericanConn. City Pair	Avg Block Minutes	DeltaConn City Pair	Avg Block Minutes	USExp City Pair	Avg Block Minutes

				PHL-RIC	69
				RIC-PHL	65
				PHL-ROC	73
				ROC-PHL	79
				PHL-YUL	96
				YUL-PHL	0
				PIT-PWM	96
				PWM-PIT	113
				PIT-RDU	77
				RDU-PIT	85
				PIT-ROC	67
				ROC-PIT	62
				PIT-SDF	86
				SDF-PIT	75
				PIT-YUL	0
				YUL-PIT	115
				YUL-PIT	115